Exhibit 99(a)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder of the Wireline Division of ALLTEL Corporation:
     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, equity and cash flows present fairly, in all material respects, the financial position of the Wireline Division of ALLTEL Corporation (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As described in Note 2 to the combined financial statements, the Company changed its method of accounting for asset retirement obligations as a result of adopting Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), “Accounting for Asset Retirement Obligations” as of January 1, 2003 and as a result of adopting Financial Accounting Standards Board Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations” as of December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Little Rock, AR
February 27, 2006,
except for notes 12 and 14, as to which the date is November 13, 2006

COMBINED BALANCE SHEETS
December 31,

	2005	2004
	(Millions)
ASSETS
Current Assets:
Cash and short-term investments	$11.9	$13.1
Accounts receivable (less allowance for doubtful accounts of $14.1 and $16.6, respectively)	312.8	339.5
Inventories	36.9	35.4
Prepaid expenses and other	33.6	16.2

Total current assets	395.2	404.2

Investments	2.0	24.3
Goodwill	1,218.7	1,218.7
Other intangibles	317.7	325.9

Property, Plant and Equipment:
Land	18.3	18.3
Buildings and improvements	310.2	302.3
Wireline	6,634.6	6,434.2
Information processing	60.7	54.1
Other	188.9	184.9
Under construction	131.1	95.6

Total property, plant and equipment	7,343.8	7,089.4
Less accumulated depreciation	(4,380.2)	(4,015.1)

Net property, plant and equipment	2,963.6	3,074.3

Other assets	32.5	31.8

Total Assets	$4,929.7	$5,079.2

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$22.1	$22.1
Accounts payable	145.5	109.5
Advance payments and customer deposits	60.4	61.3
Accrued taxes	83.1	43.5
Accrued interest	4.2	4.5
Dividend payable to Parent company	—	—
Note payable to Parent company	—	—
Other current liabilities	48.7	51.3

Total current liabilities	364.0	292.2

Long-term debt	238.7	260.8
Deferred income taxes	680.6	680.2
Other liabilities	157.2	139.2

Total liabilities	1,440.5	1,372.4

Commitments and Contingencies (See Note 11)
Equity (Deficit):
Cumulative foreign currency translation adjustment	0.5	0.5
Paid-in capital	—	—
Parent company investment	1,455.2	1,813.5
Retained earnings	2,033.5	1,892.8

Total equity (deficit)	3,489.2	3,706.8

Total Liabilities and Equity	$4,929.7	$5,079.2

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the years ended December 31,

	2005	2004	2003
	(Millions)
Revenues and sales:
Service revenues	$2,463.6	$2,533.5	$2,618.4
Product sales	459.9	400.0	384.9

Total revenues and sales	2,923.5	2,933.5	3,003.3

Costs and expenses: (See Note 1)
Cost of services (excluding depreciation of $415.8, $445.1 and $451.9 in 2005, 2004 and 2003, respectively included below)	796.1	813.7	864.8
Cost of products sold	374.8	333.8	339.0
Selling, general, administrative and other	340.1	327.9	351.0
Depreciation and amortization	474.2	508.5	519.4
Royalty expense to Parent	268.8	270.2	273.0
Restructuring and other charges	35.7	11.8	12.2

Total costs and expenses	2,289.7	2,265.9	2,359.4

Operating income	633.8	667.6	643.9
Other income, net	11.6	13.7	5.8
Intercompany interest income (expense)	23.3	(15.2)	(21.6)
Interest expense	(19.1)	(20.4)	(27.7)
Gain on disposal of assets and other	—	—	23.9

Income before income taxes	649.6	645.7	624.3
Income taxes	267.9	259.4	247.1

Income before cumulative effect of accounting change	381.7	386.3	377.2
Cumulative effect of accounting change (net of income tax expense (benefit) of $(4.6) in 2005 and $10.3 in 2003)	(7.4)	—	15.6

Net income (See Note 13)	374.3	386.3	392.8
Foreign currency translation adjustment	—	(0.1)	0.8

Comprehensive income	$374.3	$386.2	$393.6

Pro forma amounts assuming changes in accounting principles were applied retroactively:
Net income as reported:	$374.3	$386.3	$392.8
Effect of recognition of conditional asset retirement obligations	7.4	(0.4)	(0.4)
Effect of change in recognition of asset retirement obligations	—	—	(15.6)

Net income as adjusted	$381.7	$385.9	$376.8

The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2005	2004	2003
	(Millions)
Cash Provided from Operations:
Net income	$ 374.3	$ 386.3	$ 392.8
Adjustments to reconcile net income to net cash provided from operations:
Cumulative effect of accounting change	7.4	—	(15.6)
Depreciation and amortization	474.2	508.5	519.4
Provision for doutful accounts	29.2	38.3	33.0
Non-cash portion of restructuring and other charges	—	0.8	5.6
Non-cash portion of gain on disposal of assets	—	—	(31.0)
Change in deferred income taxes	4.9	70.0	91.0
Other, net	1.8	5.0	15.3
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:

Accounts receivable	(4.0)	(23.2)	43.2
Inventories	(1.5)	10.9	11.2
Accounts payable	36.0	(5.7)	15.8
Other current liabilities	35.8	(16.4)	37.4
Other, net	(4.2)	(12.3)	16.9

Net cash provided from operations	953.9	962.2	1,135.0

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(352.9)	(333.3)	(383.2)
Additions to capitalized software development costs	(4.0)	(4.5)	(7.6)
Additions to investments	—	—	(0.2)
Proceeds from the sale of assets	—	—	37.0
Proceeds from the sale of investments	0.1	7.6	—
Other, net	4.1	0.5	(2.9)

Net cash used in investing activities	(352.7)	(329.7)	(356.9)

Cash Flows from Financing Activities:
Dividends paid to Parent Company	(233.6)	(239.1)	(232.4)
Repayments of long-term debt	(22.1)	(22.1)	(282.6)
Reductions in advances from Parent Company	(346.7)	(365.9)	(269.2)

Net cash used in financing activities	(602.4)	(627.1)	(784.2)

Effect of exchange rate changes on cash and short-term investments	—	(0.1)	0.8

Increase (decrease) in cash and short-term investments	(1.2)	5.3	(5.3)
Cash and Short-term Investments:
Beginning of the year	13.1	7.8	13.1

End of the year	$ 11.9	$ 13.1	$ 7.8

Supplemental Cash Flow Disclosures:
Interest paid, net of amounts capitalized	$ 17.9	$ 19.2	$ 26.3
Income taxes paid	$ 215.4	$ 187.9	$ 18.3
The accompanying notes are an integral part of these combined financial statements.

COMBINED STATEMENTS OF EQUITY
For the years ended December 31,

	Foreign
	Currency	Parent
	Translation	Company	Retained
	Adjustment	Investment	Earnings	Totals
	(Millions)
Balance at January 1, 2003	$ (0.2)	$ 2,453.9	$ 1,585.2	$ 4,038.9
Net income	—	—	392.8	392.8
Dividends to Parent	—	—	(232.4)	(232.4)
Net transfers to Parent	—	(274.5)	—	(274.5)
Foreign currency translation adjustment	0.8	—	—	0.8

Balance at December 31, 2003	$ 0.6	$ 2,179.4	$ 1,745.6	$ 3,925.6

Net income	—	—	386.3	386.3
Dividends to Parent	—	—	(239.1)	(239.1)
Net transfers to Parent	—	(365.9)	—	(365.9)
Foreign currency translation adjustment	(0.1)	—	—	(0.1)

Balance at December 31, 2004	$ 0.5	$ 1,813.5	$ 1,892.8	$ 3,706.8

Net income	—	—	374.3	374.3
Dividends to Parent	—	—	(233.6)	(233.6)
Net transfers to Parent	—	(358.3)	—	(358.3)

Balance at December 31, 2005	$ 0.5	$ 1,455.2	$ 2,033.5	$ 3,489.2

The accompanying notes are an integral part of these combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies:
          Organization — The Wireline Division (the “Company”) is not a separate stand-alone legal entity and is comprised of certain wholly-owned subsidiaries and other component operations of ALLTEL Corporation (“Alltel” or the “Parent”). No direct equity ownership interest exists among the individual subsidiaries or other component operations that comprise the Wireline Division. The Company provides wireline local, long-distance, network access, and Internet services to residential and business customers. A subsidiary, ALLTEL Publishing Corporation (“ALLTEL Publishing”), publishes telephone directories for affiliates and other independent telephone companies. The Company also warehouses and sells telecommunications equipment to subsidiaries of the Company and to other non-affiliated communications companies in related industries. In addition, the Company provides billing, customer care and other data processing and outsourcing services to telecommunications companies. (See Note 12 for additional information regarding the Company’s business segments.)
          Basis of Presentation — The accompanying combined financial statements present the financial position, results of operations and cash flows of the Company in contemplation of a spin-off of the business and merger with Valor Communications Group, Inc. (“Valor”) as more fully discussed in Note 13. The Company is a fully integrated business of Alltel; consequently these financial statements have been derived from the consolidated financial statements and accounting records of Alltel, using the historical results of operations and historical basis of assets and liabilities of the Company. The financial statements include the accounts of Alltel’s wholly-owned subsidiaries and certain other accounts that comprise the Company. Investments in less than 20 percent owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the combined financial statements. Certain prior year amounts have been reclassified to conform to the 2005 financial statement presentation.
          Service revenues consist of wireline local service, network access, Internet access, long-distance and miscellaneous wireline operating revenues and telecommunications information services processing revenues. Product sales primarily consist of the directory publishing operations and sales of communications equipment. Cost of services include the costs related to completing calls over the Company’s telecommunications network, including access, interconnection and toll charges paid to other carriers, as well as the costs to operate and maintain the network. Additionally, cost of services includes the costs to provide telecommunications information services, bad debt expense and business taxes.
          Related Party Transactions — Certain services such as information technology, accounting, legal, tax, marketing, engineering, and risk and treasury management were provided to the Company by the Parent. Expenses which were paid by the Parent on behalf of the Company have been allocated based on actual direct costs incurred. Where specific identification of expenses was not practicable, the cost of such services was allocated based on the most relevant allocation method to the service provided, either net sales of the Company as a percentage of net sales of the Parent, total assets of the Company as a percentage of total assets of the Parent, or headcount of the Company as a percentage of headcount of the Parent. Total expenses allocated to the Company were $300.5 million in 2005, $278.9 million in 2004 and $299.6 million in 2003. The costs of these services charged to the Company and the allocated liabilities assigned to the Company are not necessarily indicative of the costs and liabilities that would have been incurred if the Company had performed these functions as a stand-alone entity. However, management believes that methods used to make such allocations are reasonable and costs of these services charged to the Company are reasonable representations of the costs that would have been incurred if the Company had performed these functions as a stand-alone company.
          The Company maintains a licensing agreement with The ALLTEL Kansas Limited Partnership, an Alltel affiliate, under which the Company’s incumbent local exchange carrier (“ILEC”) subsidiaries are charged a royalty fee for the use of the Alltel brand name in marketing and distributing telecommunications products and services. The amount of the royalty fee charged is computed by multiplying the ILEC subsidiaries’ annual revenues and sales by 12.5 percent.
          Transfers with Alltel affiliates of property, plant and equipment and capitalized software development costs are recorded at net book value on the date of transfer. During 2003, the Company transferred to Alltel affiliates certain capitalized software development costs of $5.3 million.

NOTES TO COMBINED FINANCIAL STATEMENTS
          The Company participates in the centralized cash management practices of Alltel. Under these practices, cash balances are transferred daily to Alltel bank accounts. The Company obtains interim financing from the Parent to fund its daily cash requirements and invests short-term excess funds with Alltel. The Company earns interest income on receivables due from the Parent and is charged interest expense for payables due to the Parent. The interest rates charged on payables to the Parent were 6.1 percent in 2005, 6.8 percent in 2004 and 6.9 percent in 2003. Interest rates earned on receivables from the Parent were 3.5 percent in 2005, 1.6 percent in 2004 and 1.3 percent in 2003. At December 31, 2005 and 2004, the Company had a net payable to the Parent which is included in the Parent Company Investment in the accompanying combined balance sheets and statements of equity, because such amounts have been considered contributed by the Parent to the Company. The Company’s cash and short-term investments held at the Alltel level were not allocated to the Company in the combined financial statements. Cash and short-term investments reflected in the combined financial statements represents only those amounts held at the Company level. Debt reflected in the combined financial statements represents only those debentures and notes that were directly issued by subsidiaries of the Company. (See Note 4). No other debt has been allocated by the Parent to the Company’s balance sheet. See “Transactions With Certain Affiliates” below for a discussion of additional related party transactions.
          Use of Estimates — The preparation of financial statements, in accordance with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying combined financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements, and such differences could be material.
          Regulatory Accounting — The Company’s ILEC operations, except for certain operations acquired in Kentucky in 2002 and Nebraska in 1999, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation.” This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company’s ILEC operations to depreciate wireline plant over the useful lives approved by regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company reviews these criteria on a quarterly basis to determine whether the continuing application of SFAS No. 71 is appropriate. In assessing the continued applicability of SFAS No. 71, the Company monitors the following:
•	Level of competition in its markets. To date, competition has not had a significant adverse effect on the operating results of the Company’s ILEC subsidiaries, primarily because these subsidiaries provide wireline telecommunications services in mostly rural areas. To date, ILEC subsidiaries have not been required to discount intrastate service rates in response to competitive pressures.

•	Level of revenues and access lines currently subject to rate-of-return regulation or which could revert back to rate-of-return regulation in the future. For the ILEC subsidiaries that follow SFAS No. 71, all interstate revenues are subject to rate-of-return regulation. The majority of the ILEC subsidiaries’ remaining intrastate revenues are either subject to rate-of-return regulation or could become subject to rate-of-return regulation upon election by the Company, subject in certain cases to approval by the state public service commissions.

•	Level of profitability of the ILEC subsidiaries. Currently, the prices charged to customers for interstate and intrastate services continue to be sufficient to recover the specific costs of the ILEC subsidiaries in providing these services to customers.
          While the Company believes that the application of SFAS No. 71 continues to be appropriate, it is possible that changes in regulation, legislation or competition could result in the Company’s ILEC operations no longer qualifying for the application of SFAS No. 71 in the near future. If the Company’s ILEC operations no longer qualified for the application of SFAS No. 71, the accounting impact to the Company would be an extraordinary non-cash credit to operations. The non-cash credit would consist primarily of the reversal of the regulatory liability for cost of removal included in accumulated depreciation, as further discussed below, which amounted to $156.9 million and $147.9 million as of December 31, 2005 and 2004, respectively. The Company does not expect to record any impairment charge related to the carrying value of its ILEC plant. Upon discontinuance of SFAS No. 71, the

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
Company would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect any revisions in asset lives to have a material adverse effect on its ILEC operations. In accordance with federal and state regulations, depreciation expense for the Company’s ILEC operations has historically included an additional provision for cost of removal.
          The additional cost of removal provision does not meet the recognition and measurement principles of an asset retirement obligation under SFAS No. 143, “Accounting for Asset Retirement Obligations.” In December 2002, the Federal Communications Commission (“FCC”) notified ILEC carriers that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, the Company continues to record a regulatory liability for cost of removal for its ILEC operations that follow the accounting prescribed by SFAS No. 71.
          Transactions with Certain Affiliates — The Company’s product distribution operations sell equipment to the affiliated ILEC operations ($134.4 million in 2005, $85.9 million in 2004 and $123.7 million in 2003). The cost of equipment sold to the ILEC operations is included, principally, in wireline plant in the combined financial statements. ALLTEL Publishing contracts with the ILEC subsidiaries to provide directory publishing services which include the publication of a standard directory at no charge. ALLTEL Publishing bills the wireline subsidiaries for services not covered by the standard contract ($7.6 million in 2005, $7.0 million in 2004 and $7.3 million in 2003). Wireline revenues and sales include directory royalties received from ALLTEL Publishing ($35.8 million in 2005, $40.1 million in 2004 and $42.9 million in 2003) and amounts billed to other affiliates of the Company ($45.0 million in 2005, $51.7 million in 2004 and $51.3 million in 2003) for interconnection and toll services. These intercompany transactions involving the ILEC operations (excluding the acquired operations in Kentucky and Nebraska) have not been eliminated because the revenues received from the affiliates and the prices charged by the communications products and directory publishing operations are priced in accordance with FCC guidelines and are recovered through the regulatory process.
          Cash and Short-term Investments — Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.
          Accounts Receivable — Accounts receivable consist principally of trade receivables from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the combined balance sheets. In establishing the allowance for doubtful accounts, the Company considers a number of factors, including historical collection experience, aging of the accounts receivable balances, current economic conditions, and a specific customer’s ability to meet its financial obligations to the Company. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the credit risk.
          Inventories — Inventories are stated at the lower of cost or market value. Cost is determined using either an average original cost or specific identification method of valuation.
          Investments — Investments in Rural Telephone Bank (“RTB”) Class C stock were reported at cost due to the lack of a readily available market price. During December 2005, the Company transferred its investment in RTB Class C stock to the Parent. The Company received dividend income of $11.4 million in 2005, $11.8 million in 2004 and $5.6 million in 2003 related to its investment in the RTB Class C stock, which is included in other income, net in the accompanying statements of income. All other investments are accounted for using the cost method. Investments were as follows at December 31:

	2005	2004
	(Millions)
Investments in Rural Telephone Bank Class C stock	$ —	$ 22.1
Other cost investments	2.0	2.2

	$ 2.0	$ 24.3

          Goodwill and Other Intangible Assets — Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireline properties. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets, and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is to be assigned to a company’s reporting units and tested for impairment annually using a consistent measurement date, which for the Company is January 1st of each

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
year. The impairment test for goodwill requires a two-step approach, which is performed at a reporting unit level. Step one of the test identifies potential impairments by comparing the fair value of a reporting unit to its carrying amount. Step two, which is only performed if the fair value of a reporting unit is less than its carrying value, calculates the impairment loss as the difference between the carrying amount of the reporting unit’s goodwill and the implied fair value of that goodwill. The Company completed step one of the annual impairment reviews of goodwill for 2005, 2004 and 2003 and determined that no write-down in the carrying value of goodwill for any of its reporting units was required. For purposes of completing the annual impairment reviews, fair value of the reporting units was determined utilizing a combination of the discounted cash flows of the reporting units and calculated market values of comparable public companies.
          The Company’s indefinite-lived intangible assets consist of wireline franchise rights in the state of Kentucky acquired in August 2002. The Company determined that the wireline franchise rights met the indefinite life criteria outlined in SFAS No. 142, because the Company expects both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. The Company’s intangible assets with finite lives are amortized over their estimated useful lives, which are 10 years for customer lists and 15 years for franchise rights. SFAS No. 142 also requires intangible assets with indefinite lives to be tested for impairment on an annual basis, by comparing the fair value of the assets to their carrying amounts. For purposes of completing the annual impairment reviews, the fair value of the wireline franchise rights was determined based on the discounted cash flows of the acquired operations in Kentucky. Upon completing the annual impairment reviews of its wireline franchise rights for 2005, 2004 and 2003, the Company determined that no write-down in the carrying value of these assets was required.
          Property, Plant and Equipment — Property, plant and equipment are stated at original cost. Wireline plant consists of aerial and underground cable, conduit, poles, switches and other central office and transmission-related equipment. Information processing plant consists of data processing equipment, purchased software and internal use capitalized software development costs. Other plant consists of furniture, fixtures, vehicles, machinery and equipment. The costs of additions, replacements and substantial improvements, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. For the Company’s non-regulated operations, when depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the plant accounts, with the corresponding gain or loss reflected in operating results. The Company’s ILEC operations utilize group composite depreciation. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation, and no gain or loss is recognized on the disposition of the plant. Depreciation expense amounted to $466.0 million in 2005, $500.4 million in 2004 and $511.0 million in 2003.
          Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

Depreciable
Lives
Buildings and improvements	5-50 years
Wireline	5-56 years
Information processing	3-16 years
Other	3-23 years
          The Company capitalizes interest in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest amounted to $2.6 million in 2005, $2.9 million in 2004 and $3.2 million in 2003.
          Capitalized Software Development Costs — Software development costs incurred in the application development stage of internal use software are capitalized and recorded in information processing plant in the accompanying combined balance sheets. Modifications and upgrades to internal use software are capitalized to the extent such enhancements provide additional functionality. Software maintenance and training costs are expensed as incurred. Internal use software is amortized over periods ranging from three to ten years.
          Impairment of Long-Lived Assets — Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of that are not classified as discontinued operations are reported at the lower of their carrying amount or fair value less cost to sell.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
          Parent Company Investment — The Company has obtained financing for its day-to-day operations from the Parent. Parent Company Investment includes the Parent’s equity investment in the Company and net amounts due to the Parent, because such amounts have been considered contributed by the Parent to the Company.
          Foreign Currency Translation Adjustment — During 2004 and 2003, the Company provided data processing and outsourcing services to international telecommunications companies. For these foreign operations, assets and liabilities are translated from the applicable local currency to U.S. dollars using the current exchange rate as of the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the period. Foreign currency transaction gains and losses are recognized in income as incurred. The Company accounts for unrealized gains or losses on its foreign currency translation adjustments in accordance with SFAS No. 130, “Reporting Comprehensive Income,” which required the adjustments to be recorded as a separate component of equity.
          Revenue Recognition — Communications revenues are primarily derived from providing access to or usage of the Company’s networks and facilities. Wireline local access revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including interconnection, long-distance and custom calling feature revenues are recognized monthly as services are provided. Due to varying customer billing cycle cut-off times, the Company must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications revenues of $21.1 million and $24.9 million at December 31, 2005 and 2004, respectively. Sales of communications products including customer premise equipment and accessories are recognized when products are delivered to and accepted by customers.
          ALLTEL Publishing recognizes directory publishing and advertising revenues and related directory costs when the directories are published and delivered. For directory contracts with a secondary delivery obligation, ALLTEL Publishing defers a portion of its revenues and related directory costs until secondary delivery occurs. Included in accounts receivable are unbilled receivables related to directory advertising revenues earned but not yet billed of $60.7 million and $64.0 million at December 31, 2005 and 2004, respectively. The royalties paid by ALLTEL Publishing to the Company’s ILEC subsidiaries (excluding the acquired operations in Kentucky and Nebraska) are recognized as revenue over the life of the corresponding contract, which is generally twelve months.
          Telecommunications information services revenues are recognized in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” and SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” Data processing revenues are recognized as services are performed. When the arrangement with the customer includes significant production, modification or customization of the software, the Company uses contract accounting, as required by SOP 97-2. For those arrangements accounted for under SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” the Company uses the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When such estimates indicate that costs will exceed future revenues and a loss on the contract exists, a provision for the entire loss is then recognized. Included in accounts receivable are unbilled receivables related to telecommunications information services revenues of $1.5 million and $4.0 million at December 31, 2005 and 2004, respectively.
          Advertising — Advertising costs are expensed as incurred. Advertising expense totaled $25.1 million in 2005, $23.8 million in 2004 and $23.7 million in 2003.
          Stock-Based Compensation — The Company accounts for stock-based employee compensation in accordance with the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. For fixed stock options granted under the Parent’s stock-based compensation plans, the exercise price of the option equals the market value of Alltel’s common stock on the date of grant. Accordingly, no compensation expense has been recognized by the Company in the accompanying combined statements of income for any of the fixed options

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
granted. Had compensation costs for the fixed options granted been determined based on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net income would have been reduced to the following pro forma amounts for the years ended December 31:

	2005	2004	2003
	(Millions)
Net income as reported	$ 374.3	$ 386.3	$ 392.8
Deduct stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(4.1)	(4.8)	(4.9)
Pro forma net income	$ 370.2	$ 381.5	$ 387.9
          The pro forma amounts presented above may not be representative of the future effects on reported net income that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.
          On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123 and supercedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. Upon adoption of the standard on January 1, 2006, the Company will follow the modified prospective transition method and expects to value its share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, the Company will recognize compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results will not be restated. At December 31, 2005, the total unamortized compensation cost for nonvested stock option awards amounted to $9.4 million and is expected to be recognized over a weighted average period of 3 years. The pro forma compensation expense for 2005 reflected in the table above is expected to approximate the effect of the adoption of SFAS No. 123(R) on the Company’s future reported consolidated results of operations.
          Income Taxes — Income taxes are calculated on a separate return basis and are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. For the Company’s regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as regulatory assets or liabilities. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.
2. Accounting Changes:
          Change in Accounting Estimate — Effective September 1, 2005 and July 1, 2005, the Company prospectively reduced depreciation rates for its ILEC operations in Florida, Georgia and South Carolina to reflect the results of studies of depreciable lives completed by the Company in the second quarter of 2005. The depreciable lives were lengthened to reflect the estimated remaining useful lives of the wireline plant based on the Company’s expected future network utilization and capital expenditure levels required to provide service to its customers. The effects of this change during the year ended December 31, 2005 resulted in a decrease in depreciation expense of $21.8 million and increase in net income of $12.8 million. Effective April 1, 2004, the Company prospectively reduced depreciation rates for its ILEC operations in Nebraska, reflecting the results of a triennial study of depreciable lives completed by the Company in the second quarter of 2004, as required by the Nebraska Public Service Commission. The effects of this change during the year ended December 31, 2004 resulted in a decrease in depreciation expense of $19.1 million and increase in net income of $11.4 million.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
          Change in Accounting Principle — During the fourth quarter of 2005, the Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). The Company evaluated the effects of FIN 47 on its operations and determined that, for certain buildings containing asbestos, the Company is legally obligated to remediate the asbestos if the Company were to abandon, sell or otherwise dispose of the buildings. In addition, for its acquired Kentucky and Nebraska wireline operations not subject to SFAS No. 71, the Company is legally obligated to properly dispose of its chemically-treated telephone poles at the time they are removed from service. In accordance with federal and state regulations, depreciation expense for the Company’s wireline operations that follow the accounting prescribed by SFAS No. 71 have historically included an additional provision for cost of removal, and accordingly, the adoption of FIN 47 had no impact to these operations. The cumulative effect of this change in 2005 resulted in a non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, and was included in net income for the year ended December 31, 2005.
          On a pro forma basis assuming the change in accounting for conditional asset retirement obligations had been applied retrospectively for all periods presented, the liability for conditional asset retirement obligations would have been as follows:

(Millions)
Balance, as of:
January 1, 2003	$12.8
December 31, 2003	$13.2
December 31, 2004	$13.7
December 31, 2005	$14.0
          Effective January 1, 2005, the Company changed its accounting for operating leases with scheduled rent increases. Certain of the Company’s operating lease agreements for office and retail locations include scheduled rent escalations during the initial lease term and/or during succeeding optional renewal periods. Previously, the Company had not recognized the scheduled increases in rent expense on a straight-line basis in accordance with the provisions of Statement of Financial Accounting Standards No. 13, “Accounting for Leases” and Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” The effects of this change, which are included in cost of services expense, were not material to the Company’s previously reported combined results of operations, financial position or cash flows.
          Except for certain ILEC operations as further discussed below, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal use of the assets. SFAS No. 143 requires that a liability for an asset retirement obligation be recognized when incurred and reasonably estimable, recorded at fair value, and classified as a liability in the balance sheet. When the liability is initially recorded, the entity capitalizes the cost and increases the carrying value of the related long-lived asset. The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, the entity will settle the obligation for its recorded amount and recognize a gain or loss upon settlement. The Company has evaluated the effects of SFAS No. 143 on its operations and has determined that, for telecommunications and other operating facilities in which the Company owns the underlying land, the Company has no contractual or legal obligation to remediate the property if the Company were to abandon, sell or otherwise dispose of the property. Certain of the Company’s lease agreements for office locations require restoration of the leased site upon expiration of the lease term. Accordingly, the Company is subject to asset retirement obligations associated with these leased facilities under the provisions of SFAS No. 143. The application of SFAS No. 143 to the Company’s leased office locations did not have a material impact on the Company’s combined results of operations, financial position, or cash flows as of and for the year ended December 31, 2003.
          As previously discussed, in accordance with federal and state regulations, depreciation expense for the Company’s ILEC operations has historically included an additional provision for cost of removal. The additional cost of removal provision does not meet the recognition and measurement principles of an asset retirement obligation under SFAS No. 143. In December 2002, the FCC notified ILECs that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, the Company continues to record a regulatory liability for cost of removal for its ILEC operations that follow the accounting prescribed by SFAS No. 71.
          For the acquired Kentucky and Nebraska ILEC operations not subject to SFAS No. 71, effective January 1, 2003, the Company ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation. The effect of these changes in 2003 was to decrease depreciation expense by $6.4 million and

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
increase income before cumulative effect of accounting change by $4.0 million. The cumulative effect of retroactively applying these changes to periods prior to January 1, 2003, resulted in a non-cash credit of $15.6 million, net of income tax expense of $10.3 million, and was included in net income for the year ended December 31, 2003.
3. Goodwill and Other Intangible Assets:
          The carrying amount of goodwill by business segment was unchanged during the two year period ended December 31, 2005 and was as follows:

		Product
	Wireline	Distribution	Totals
	(Millions)
Balance at December 31, 2005 and 2004	$1,218.4	$0.3	$1,218.7
          At December 31, 2005 and 2004, the carrying value of the indefinite-lived wireline franchise rights in the state of Kentucky acquired in 2002 was $265.0 million.
          Intangible assets subject to amortization were as follows at December 31:

	2005
			Net
	Gross	Accumulated	Carrying
	Cost	Amortization	Value
	(Millions)
Customer lists	$67.6	$(21.0)	$46.6
Franchise rights	22.5	(16.4)	6.1
	$90.1	$(37.4)	$52.7

	2004
			Net
	Gross	Accumulated	Carrying
	Cost	Amortization	Value
	(Millions)
Customer lists	$67.6	$(14.3)	$53.3
Franchise rights	22.5	(14.9)	7.6
	$90.1	$(29.2)	$60.9
          Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives, which are 10 years for customer lists and 15 years for franchise rights. Amortization expense for intangible assets subject to amortization was $8.2 million in 2005, $8.1 million in 2004 and $8.4 million in 2003. Amortization expense for intangible assets subject to amortization is estimated to be $8.2 million in each of the years 2006 through 2009 and $6.8 million in 2010.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
4. Debt:
          Long-term debt was as follows at December 31:

	2005	2004
	(Millions)
Issued by subsidiaries of the Company:
Debentures and notes, without collateral:
ALLTEL Communications Holdings of the Midwest, Inc. — 6.75%, due April 1, 2028	$100.0	$100.0
ALLTEL Georgia Communications Corp. — 6.50%, due November 15, 2013	80.0	90.0
ALLTEL New York, Inc. — 9.14% to 9.55%, due August 1, 2009 and October 1, 2011	10.7	13.0
ALLTEL Pennsylvania, Inc. — 9.07%, due November 1, 2011	8.7	10.2
Georgia ALLTEL Telecom, Inc. — 8.05% to 8.17%, due October 1, 2009 and 2014	20.5	24.1
Teleview, Inc. — 7.00%, due January 2, 2010 and May 2, 2010	1.0	1.2
Texas ALLTEL, Inc. — 8.11%, due March 31, 2018	15.0	15.0
The Western Reserve Telephone Co. — 8.05% to 8.17%, due October 1, 2009 and 2014	25.9	30.5
Discount on long-term debt	(1.0)	(1.1)
	260.8	282.9
Less current maturities	(22.1)	(22.1)
Total long-term debt	$238.7	$260.8
          Certain of the indentures provide, among other things, for various restrictions on the subsidiaries’ payment of dividends to the Parent and redemption of the subsidiaries’ capital stock. The subsidiaries are also required to maintain defined amounts in member’s equity and working capital after the payment of dividends. Retained earnings of the subsidiaries restricted as to the payment of dividends to the Parent were $55.5 million at December 31, 2005.
          Maturities and sinking fund requirements for the four years after 2005 for long-term debt outstanding as of December 31, 2005, were $22.1 million, $23.5 million, $23.6 million and $16.4 million, respectively.
5. Financial Instruments:
          The Company’s financial instruments consist primarily of cash and short-term investments, accounts receivable, trade accounts payable and long-term debt. The carrying amount of cash and short-term investments, accounts receivable and trade accounts payable was estimated by management to approximate carrying value due to the relatively short period of time to maturity for those instruments. The fair values of the Company’s long-term debt, including current maturities, was estimated to be approximately $281.1 million and $327.7 million at December 31, 2005 and 2004, respectively, compared to a carrying value of $260.8 million and $282.9 million at December 31, 2005 and 2004, respectively. The fair value estimates were based on a discounted cash flow of the outstanding long-term debt using the weighted maturities and interest rates currently available in the long-term financing markets.
6. Employee Benefit Plans and Postretirement Benefits Other Than Pensions:
          The Parent maintains a qualified defined benefit pension plan, which covers substantially all employees of the Company. Prior to January 1, 2005, employees of ALLTEL Publishing did not participate in the plan. In December 2005, the qualified defined benefit pension plan was amended such that future benefit accruals for all eligible nonbargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Expenses recorded by the Company related to the pension plan amounted to $15.1 million in 2005, $11.3 million in 2004 and $16.4 million in 2003. These expenses are included in cost of services and selling, general and administrative expenses in the combined statements of operations and comprehensive income. No allocation of the Company’s share of the pension plan’s assets or liabilities have been included in the accompanying combined balance sheets because the amounts have yet to be actuarially determined.
          The Company’s Parent has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by Alltel’s Board of Directors. Profit-sharing expense amounted to $4.4 million in 2005, $3.9 million in 2004 and $4.5 million in 2003. The Company’s Parent also sponsors employee savings plans under section 401(k) of the Internal Revenue Code, which cover

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. Alltel also makes annual contributions to the plans. Expense recorded by the Company related to these plans amounted to $1.3 million in both 2005 and 2004 and $1.5 million in 2003. The expenses charged to the Company related to the profit-sharing and 401(k) plans are included in cost of services and selling, general and administrative expenses in the combined statements of operations and comprehensive income.
          The Company also provides postretirement healthcare and life insurance benefits for eligible employees of the Company. Employees share in the cost of these benefits. The Company funds the accrued costs of the postretirement benefit plan as benefits are paid. The components of postretirement expense were as follows for the years ended December 31:

	Postretirement Benefits
	2005	2004	2003
	(Millions)
Benefits earned during the year	$—	$—	$0.2
Interest cost on benefit obligation	9.6	11.2	10.2
Amortization of prior service (credit) cost	1.8	1.5	1.5
Recognized net actuarial loss	5.3	4.0	6.2
Effects of Medicare subsidy	—	(2.2)	—
Expected return on plan assets	—	—	—

Total postretirement benefit expense	$16.7	$14.5	$18.1

          The Company uses a December 31 measurement date for its postretirement benefit plan. The discount rate used to measure postretirement expense was 6.00%, 6.40% and 6.85% for the years ended December 31, 2005, 2004 and 2003, respectively. The discount rate used to measure the projected benefit obligation was 5.70% at December 31, 2005 and 6.00% at December 31, 2004.
          A summary of plan assets, projected benefit obligation and funded status of the plans were as follows at December 31:

	Postretirement
	Benefits
	2005	2004
	(Millions)
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	8.2	9.6
Actual return on plan assets	—	—
Benefits paid	(8.2)	(9.6)

Fair value of plan assets at end of year	—	—

Projected benefit obligation at beginning of year	164.5	175.7
Benefits earned	—	—
Interest cost on projected benefit obligation	9.6	11.2
Plan amendments	—	1.7
Effects of Medicare subsidy	—	(14.2)
Actuarial (gain) loss	5.8	(0.3)
Benefits paid	(8.2)	(9.6)

Projected benefit obligation at end of year	171.7	164.5

Plan assets less than projected benefit obligation	(171.7)	(164.5)
Unrecognized actuarial loss	69.7	69.2
Unrecognized prior service cost	13.0	14.8

Net amount recognized	$(89.0)	$(80.5)

Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$—	$—
Accrued benefit cost liability	(89.0)	(80.5)

Net amount recognized	$(89.0)	$(80.5)

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
          Information regarding the healthcare cost trend rate was as follows for the years ended December 31:

	2005	2004
Healthcare cost trend rate assumed for next year	10.00%	10.00%
Rate that the cost trend rate ultimately declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2011	2010
          For the year ended December 31, 2005, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit cost by approximately $1.0 million, while a one percent decrease in the rate would reduce the postretirement benefit cost by approximately $0.8 million. As of December 31, 2005, a one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit obligation by approximately $20.2 million, while a one percent decrease in the rate would reduce the postretirement benefit obligation by approximately $16.9 million.
          Estimated future employer contributions and benefit payments were as follows as of December 31, 2005:

Postretirement
Benefits
(Millions)
Expected employer contributions for 2006	$9.4
Expected benefit payments:
2006	$9.4
2007	10.1
2008	10.8
2009	11.4
2010	11.8
2011 — 2015	60.4
Expected subsidy:
2006	$0.5
2007	0.5
2008	0.5
2009	0.6
2010	0.6
2011 — 2015	3.8
          Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (the “Act”) beginning in 2006, the Act will provide a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that will be available under Medicare. The amount of the federal subsidy will be based on 28 percent of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP No. 106-2”). FSP No. 106-2 clarified that the federal subsidy provided under the Act should be accounted for as an actuarial gain in calculating the accumulated postretirement benefit obligation and annual postretirement expense. As of December 31, 2004, the Department of Health and Human Services had yet to issue final regulations on the determination of actuarial equivalence and the federal subsidy. Based on its current understanding of the Act, the Company determined that a substantial portion of the prescription drug benefits provided under its postretirement benefit plan would be deemed actuarially equivalent to the benefits provided under Medicare Part D. Effective July 1, 2004, the Company prospectively adopted FSP No. 106-2 and remeasured its accumulated postretirement benefit obligation as of that date to account for the federal subsidy, the effects of which resulted in an $14.2 million reduction in the Company’s accumulated postretirement benefit obligation and a $2.2 million reduction in the Company’s 2004 postretirement expense. On January 21, 2005, the Department of Health and Human Services issued final federal regulations related to the federal subsidy. These final rules did not have a material effect on the Company’s benefit costs or accumulated postretirement benefit obligation.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
7. Stock-Based Compensation Plans:
          Under the Parent’s stock-based compensation plans, the Parent may grant fixed and performance-based incentive and non-qualified Alltel stock options, restricted stock and other equity securities of Alltel to officers and other management employees of the Company. The maximum number of shares of Alltel’s common stock that may be issued to officers and other management employees under all stock option plans in effect at December 31, 2005 was 30.6 million shares. Fixed options granted under the Parent stock option plans generally become exercisable over a period of one to five years after the date of grant. Certain fixed options granted in 2000 become exercisable in increments of 50%, 25% and 25% over a five-year period beginning three years after the date of grant. For all plans, the exercise price of the option equals the market value of Alltel’s common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years.
          The fair value of each stock option granted as identified below was calculated using the Black-Scholes option-pricing model and the following weighted average assumptions:

	2005	2004	2003
Expected life	5.0 years	5.0 years	5.0 years
Expected volatility	27.7%	31.0%	32.5%
Dividend yield	2.8%	2.9%	2.8%
Risk-free interest rate	3.7%	3.2%	3.0%
          Set forth below is certain information related to stock options outstanding under Alltel’s stock-based compensation plans relating to the Company’s employees:

				Weighted Average Price
	Number of Shares			per Share
	2005	2004	2003	2005	2004	2003
Outstanding at beginning of period	2,766,715	2,681,400	2,426,219	$58.35	$57.47	$57.22
Granted	293,650	281,475	415,425	55.45	50.74	49.27
Exercised	(211,090)	(196,160)	(160,244)	47.83	35.38	32.41
Forfeited	(2,350)	—	—	50.97	—	—
Outstanding at end of period	2,846,925	2,766,715	2,681,400	$58.83	$58.35	$57.47
Exercisable at end of period	1,807,680	1,499,010	1,183,405	$61.89	$61.01	$57.11
Non-vested at end of period	1,039,245	1,267,705	1,497,995
Weighted average fair value of stock options granted during the year	$13.48	$13.74	$13.94
          The amounts reflected in the table above represent stock options held by those employees that were known to be wireline division employees as of December 31, 2005.
          The following is a summary of stock options outstanding as of December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Remaining	Exercise Price	Number of	Exercise Price
Range of Exercise Price	Shares	Contractual Life	per Share	Shares	per Share
$26.95 - $32.35	19,638	1.7 years	$31.44	19,638	$31.44
$37.75 - $46.32	103,893	6.4 years	45.50	42,178	44.59
$50.22 - $56.07	1,331,694	7.3 years	53.32	412,244	53.80
$62.94 - $68.25	1,391,700	4.3 years	65.50	1,333,620	65.39
	2,846,925	5.8 years	$58.83	1,807,680	$61.89

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
8. Restructuring and Other Charges:
          During 2005, the Company incurred $4.4 million of severance and employee benefit costs related to a planned workforce reduction in its wireline operations. As further discussed in Note 13, on December 9, 2005, Alltel announced that it would spin-off the Company to its stockholders and merge it with Valor Communications Group, Inc. (“Valor”). In connection with the spin-off, the Company incurred $31.3 million of incremental costs during 2005, principally consisting of investment banker, audit and legal fees. As of December 31, 2005, the Company had funded through advances from Parent payment of these expenses, and all of the employee reductions and relocations had been completed.
          A summary of the restructuring and other charges recorded in 2004 was as follows:

		Other
	Wireline	Operations	Total
	(Millions)
Severance and employee benefit costs	$11.2	$0.4	$11.6
Relocation costs	1.2	0.1	1.3
Lease and contract termination costs	(1.8)	—	(1.8)
Other exit costs	0.7	—	0.7
Total restructuring and other charges	$11.3	$0.5	$11.8
          In January 2004, the Company announced its plans to reorganize its operations and support teams. Also, during February 2004, the Company announced its plans to exit its Competitive Local Exchange Carrier (“CLEC”) operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, the Company recorded a restructuring charge of $13.6 million consisting of $11.6 million in severance and employee benefit costs related to a planned workforce reduction, $1.3 million of employee relocation expenses and $0.7 million of other exit costs. As of December 31, 2004, the Company had funded through advances from Parent payment of the restructuring expenses, and all of the employee reductions and relocations had been completed. During 2004, the Company also recorded a $1.8 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of lease and contract termination costs. The reduction primarily reflected differences between estimated and actual costs paid in completing the previous planned lease and contract terminations.
          A summary of the restructuring and other charges recorded in 2003 was as follows:

		Other
	Wireline	Operations	Total
	(Millions)
Severance and employee benefit costs	$7.0	$—	$7.0
Lease termination costs	—	(0.4)	(0.4)
Write-down of software development costs	1.8	3.8	5.6
Total restructuring and other charges	$8.8	$3.4	$12.2
          During 2003, the Company recorded a restructuring charge of $7.0 million consisting of severance and employee benefit costs related to a planned workforce reduction, primarily resulting from the closing of certain call center locations. As of December 31, 2004, the Company had funded through advances from Parent payment of the restructuring expenses, and all of the employee reductions had been completed. The Company also recorded a $0.4 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of lease termination costs. The reduction primarily reflected differences between estimated and actual costs paid in completing the previous planned lease terminations. During 2003, the Company also wrote off certain capitalized software development costs that had no alternative future use or functionality.
9. Gain on Disposal of Assets and Other:
          In December 2003, the Company sold to Convergys Information Management Group, Inc. (“Convergys”) certain assets and related liabilities, including selected customer contracts and capitalized software development costs, associated with the Company’s telecommunications information services operations. In connection with this sale, the Company recorded a pretax gain of $31.0 million. In addition, during the second quarter of 2003, the Company retired, prior to stated maturity dates, $249.1 million of long-term debt, representing all of the long-term debt outstanding under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs. In connection with the early retirement of the debt, the Company incurred pretax termination fees of $7.1 million. These transactions increased net income $10.7 million.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
10. Income Taxes:
          The Company is included in the consolidated federal income tax return filed by Alltel. As a result, income tax expense and related income tax balances included in the accompanying combined financial statements have been calculated as if the Company had operated as a separate entity.
          Income tax expense (benefit) was as follows for the years ended December 31:

	2005	2004	2003
	(Millions)
Current:
Federal	$215.5	$155.0	$124.4
State and other	55.9	37.2	30.3

	271.4	192.2	154.7

Deferred:
Federal	11.5	57.1	76.9
State and other	(15.0)	10.1	15.5

	(3.5)	67.2	92.4

	$267.9	$259.4	$247.1

          Deferred income tax expense (benefit) for all three years primarily resulted from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred income tax expense for 2005, 2004 and 2003 also included the effects of no longer amortizing indefinite-lived intangible assets for financial statement purposes in accordance with SFAS No. 142. These intangible assets continue to be amortized for income tax purposes. Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:

	2005	2004	2003
Statutory federal income tax rates	35.0%	35.0%	35.0%
Increase (decrease):
State income taxes, net of federal benefit	4.1	4.8	4.8
Costs associated with pending spin-off of Company	1.7	—	—
Other items, net	0.5	0.4	(0.2)

Effective income tax rates	41.3%	40.2%	39.6%

          The significant components of the net deferred income tax liability were as follows at December 31:

	2005	2004
	(Millions)
Property, plant and equipment	$510.5	$552.9
Goodwill and other intangible assets	160.4	126.1
Postretirement and other employee benefits	(21.7)	(15.2)
Other, net	20.8	16.4

Deferred income taxes, net	$670.0	$680.2

Current deferred tax assets	$(10.6)	$—
Noncurrent deferred tax liabilities	680.6	680.2

Deferred income taxes, net	$670.0	$680.2

          At December 31, 2005 and 2004, total deferred tax assets were $42.2 million and $31.3 million, respectively, and total deferred tax liabilities were $712.2 million and $711.5 million, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
11. Commitments and Contingencies:
          Lease Commitments — Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for network facilities, real estate, office space, and office equipment were as follows as of December 31, 2005:

Year	(Millions)
2006	$5.0
2007	4.2
2008	2.5
2009	2.0
2010	1.6
Thereafter	2.5

Total	$17.8

          Rental expense totaled $7.3 million in 2005, $5.3 million in 2004 and $5.1 million in 2003.
          Litigation — The Company is party to various legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future combined results of operations, cash flows or financial condition of the Company.
12. Business Segments:
           Note 3 in the Notes to Unaudited Interim Consolidated Financial Statements in the Company’s Form 10-Q for the third quarter 2006 filed on November 14, 2006 discloses a change in segment presentation. In conjunction with the spin-off from Alltel and merger with Valor, the Company changed the manner in which senior management assesses the operating performance of, and allocates resources to, its operating segments. As a result, the Company’s long distance operations were combined with the Company’s other telecommunications services in the wireline segment. The directory publishing operations, product distribution and telecommunications information services operations are reported together as other operations as none are individually significant to the Company following the merger with Valor. In 2005, however, the revenues of the Company’s product distribution operations were significant to the combined results of operations, and thus product distribution operations are presented as a separate segment for the periods presented herein. In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” all prior period segment information was restated to conform to this new financial statement presentation.
          The Company disaggregates its business operations based upon differences in products and services. The Company’s wireline subsidiaries provide local service and network access in 15 states. Wireline operations also include the Company’s local competitive access, long distance, and Internet access operations. Competitive Local Exchange Carrier (“CLEC”) services are currently provided on both a facilities-based and resale basis in four states. Internet access services are currently marketed in 17 states. Both ILEC and Internet services are provided to customers utilizing the Company’s existing network infrastructure. For the Company, Internet service is an additional product offering provided to ILEC and CLEC customers and does not represent a separate line of business. Accordingly, the Company manages its wireline-based services as a single operating segment. In assessing operating performance and allocating resources within the wireline business, the segment manager’s focus is at a level that consolidates the results of the ILEC, CLEC, long distance and Internet operations. The Company does not have separate segment managers overseeing its ILEC, CLEC, long distance or Internet operations. In addition, incentive-based compensation for the wireline segment manager is directly tied to the combined operating results of the ILEC, CLEC, long distance and Internet operations.
          The Company’s product distribution subsidiary is a distributor of telecommunications equipment and materials and operates four warehouses and four counter-sales showrooms across the United States. Other operations consist of the Company’s directory publishing and telecommunications information services operations. The Company’s publishing subsidiary coordinates advertising, sales, printing, and distribution for 386 telephone directory contracts in 36 states. Long-distance services are currently marketed in 25 states. The telecommunications information services operations provide application software, data processing and outsourcing services to telecommunications companies in the United States and select international markets.
          The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The Company accounts for intercompany sales at current market prices or in accordance with regulatory requirements. The Company evaluates performance of the segments based on segment income, which is computed as revenues and sales less operating expenses, excluding the effects of the restructuring and other charges discussed in Note 8. In addition, none of the non-operating items such as other income, net, gain on disposal of assets, debt prepayment penalties, interest expense and income taxes have been allocated to the segments.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	For the year ended December 31, 2005
		Product	Other	Total
(Millions)	Wireline	Distribution	Operations	Segments

Revenues and sales from unaffiliated customers:
Domestic	$2,408.0	$130.9	$161.8	$2,700.7
International	—	—	—	—

	2,408.0	130.9	161.8	2,700.7
Intercompany revenues and sales	143.8	177.0	10.1	330.9

Total revenues and sales	2,551.8	307.9	171.9	3,031.6

Operating expenses	1,427.9	301.6	158.4	1,887.9
Depreciation and amortization	470.2	1.9	2.1	474.2

Total costs and expenses	1,898.1	303.5	160.5	2,362.1

Segment income	$653.7	$4.4	$11.4	$669.5

Assets	$4,798.2	$51.6	$85.0	$4,934.8
Capital expenditures	$351.9	$0.2	$0.8	$352.9

	For the year ended December 31, 2004
		Product	Other	Total
(Millions)	Wireline	Distribution	Operations	Segments

Revenues and sales from unaffiliated customers:
Domestic	$2,438.9	$121.6	$186.4	$2,746.9
International	—	—	1.9	1.9

	2,438.9	121.6	188.3	2,748.8
Intercompany revenues and sales	146.0	135.9	9.4	291.3

Total revenues and sales	2,584.9	257.5	197.7	3,040.1

Operating expenses	1,424.8	251.9	175.5	1,852.2
Depreciation and amortization	504.0	2.5	2.0	508.5

Total costs and expenses	1,928.8	254.4	177.5	2,360.7

Segment income	$656.1	$3.1	$20.2	$679.4

Assets	$4,942.3	$43.2	$97.0	$5,082.5
Capital expenditures	$332.0	$0.4	$0.9	$333.3

	For the year ended December 31, 2003
		Product	Other	Total
	Wireline	Distribution	Operations	Segments

Revenues and sales from unaffiliated customers:
Domestic	$2,475.6	$116.6	$219.7	$2,811.9
International	—	—	4.4	4.4

	2,475.6	116.6	224.1	2,816.3
Intercompany revenues and sales	135.4	162.3	7.3	305.0

Total revenues and sales	2,611.0	278.9	231.4	3,121.3

Operating expenses	1,471.0	273.1	201.7	1,945.8
Depreciation and amortization	512.3	2.4	4.7	519.4

Total costs and expenses	1,983.3	275.5	206.4	2,465.2

Segment income	$627.7	$3.4	$25.0	$656.1

Assets	$5,129.6	$60.4	$99.7	$5,289.7
Capital expenditures	$378.6	$0.4	$4.2	$383.2

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
          A reconciliation of the total business segments to the applicable amounts in the Company’s combined financial statements was as follows as of and for the years ended December 31:

(Millions)	2005	2004	2003

Revenues and sales:
Total business segments	$3,031.6	$3,040.1	$3,121.3
Less: intercompany eliminations (1)	(108.1)	(106.6)	(118.0)

Total revenues and sales	$2,923.5	$2,933.5	$3,003.3

Income before income taxes:
Total business segment income	$669.5	$679.4	$656.1
Restructuring and other charges	(35.7)	(11.8)	(12.2)
Other income, net	11.6	13.7	5.8
Intercompany interest income (expense)	23.3	(15.2)	(21.6)
Interest expense	(19.1)	(20.4)	(27.7)
Gain on disposal of assets and other	—	—	23.9

Total income before income taxes	$649.6	$645.7	$624.3

Assets:
Total business segments	$4,934.8	$5,082.5	$5,289.7
Less: elimination of intercompany receivables	(5.1)	(3.3)	(12.8)

Total assets	$4,929.7	$5,079.2	$5,276.9

          Supplemental information pertaining to the other operations segment was as follows as of and for the years ended December 31:

(Millions)	2005	2004	2003

Revenues and sales from unaffiliated customers:
Directory publishing	$144.6	$146.5	$115.3
Telecommunications information services	17.2	41.8	108.8

Total	$161.8	$188.3	$224.1

Intercompany Revenues and Sales:
Directory publishing	$10.1	$9.4	$7.3
Telecommunications information services	—	—	—

Total	$10.1	$9.4	$7.3

(Millions)	2005	2004	2003

Total revenues and sales:
Directory publishing	$154.7	$155.9	$122.6
Telecommunications information services	17.2	41.8	108.8

Total revenues and sales	$171.9	$197.7	$231.4

13. Pending Spin-Off of Company and Merger with Valor Communications Group, Inc.:
          On December 9, 2005, Alltel announced that its board of directors had approved the spin-off of the Company’s wireline telecommunications business to its stockholders and the merger of that wireline business with Valor. Pursuant to the plan of distribution and immediately prior to the effective time of the merger with Valor described below, Alltel will contribute all of the assets of the Company to ALLTEL Holding Corp. (“Alltel Holding” or “Spinco”), a wholly owned subsidiary of Alltel, in exchange for: (i) the issuance to Alltel of Spinco common stock to be distributed pro rata to Alltel’s stockholders as a tax free stock dividend, (ii) the payment of a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in Spinco, and (iii) the distribution by Spinco to Alltel of certain Spinco debt securities, which Alltel intends to exchange for outstanding debt securities of Alltel or otherwise transfer to Alltel’s creditors. Prior to the distribution and merger with Valor, Spinco will borrow approximately $3.978 billion (the “Spinco financing amount”) through a new senior credit agreement, the issuance of high yield debt securities in

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
the private placement market to pay the special dividend and to distribute debt securities to Alltel in an amount equal to the difference between the Spinco financing amount and the special dividend. Alltel has received a commitment letter from various financial institutions to provide Spinco with up to $4.2 billion in senior secured credit facilities comprised of term loan facilities in an aggregate amount of up to $3.7 billion and a revolving credit facility of up to $500 million. Immediately after the consummation of the spin-off, Alltel Holding will merge with and into Valor, with Valor continuing as the surviving corporation. As a result of the merger, all of the issued and outstanding shares of Spinco common stock will be converted into the right to receive an aggregate number of shares of common stock of Valor that will result in Alltel’s stockholders holding 85 percent of the outstanding equity interests of the surviving corporation immediately after the merger and the stockholders of Valor holding the remaining 15 percent of such equity interests. To effect the merger, Valor will issue approximately 405 million shares of its common stock to the shareholders of Alltel and assume approximately $4.2 billion of long-term debt. As a result of this transaction, Alltel shareholders will continue to own one share of the remaining wireless entity and will receive approximately 1.04 shares of Valor common stock for each share of Alltel common stock they currently own.
          Including the effects on interest expense that would result from the issuance of the long-term debt obligations discussed above, the Company’s net income for the year ended December 31, 2005 would have been reduced to the following pro forma amount:

2005
(Unaudited)
(Millions)
Net income as reported	$374.3
Pro forma interest expense, net of related tax effects	(168.6)
Pro forma net income	$205.7
          The pro forma interest expense was calculated based upon the assumed financing of the Company of $3.978 billion to fund the dividend payable of $2.275 billion to the Parent and to distribute debt securities of $1.703 billion to Alltel (which includes $30 million to be paid in related fees) at an interest rate of 6.938 percent, net of tax of $107.7 million.
          Immediately prior to the effective date of the spin-off, Alltel will transfer to Alltel Holding property, plant and equipment (net book value of $109.6 million at December 31, 2005), pension assets (currently estimated to be $207.9 million), additional other postretirement liabilities (currently estimated to be $7.4 million) and deferred compensation obligations (currently estimated to be $14.8 million) related to the wireline operations and associated net deferred income tax assets (currently estimated to be $103.1 million). Conversely, Alltel Holding will transfer to Alltel certain income tax contingency reserves that will be retained by Alltel pursuant to the distribution agreement ($11.9 million at December 31, 2005), as well as the residual foreign currency translation adjustment ($0.5 million at December 31, 2005), because the underlying international assets which gave rise to the translation adjustment will be retained by Alltel following the spin-off. The actual carrying values of the transferred assets and liabilities will be determined as of the date of the spin-off. As a result, these carrying values may change, and such change may be material.
          Upon the spin-off of the wireline business, unvested options held by wireline employees will be replaced with restricted shares of Valor common stock based on the underlying intrinsic value of the Alltel stock options. As of December 31, 2005, wireline employees held vested options to purchase approximately 1.8 million shares of Alltel common stock.
          Consummation of the merger is subject to certain conditions, including the approval of the merger by the stockholders of Valor, receipt of a favorable ruling from the IRS regarding the tax-free status of the distribution, special dividend, debt exchange and merger transaction, consummation of the Spinco financing, and the receipt of regulatory approvals, including, without limitation, the approval of the FCC and multiple state public service commissions. The transaction is expected to close by mid-year 2006. The merger agreement contains certain termination rights for each of Alltel and Valor and further provides that, upon termination of the merger agreement under specified circumstances involving an alternative transaction, Valor may be required to pay Alltel a termination fee of $35.0 million. Conversely, Alltel may be required to pay Valor a termination fee of (i) $35.0 million if Valor terminates the merger agreement because of a material breach by Alltel or Spinco that results in the failure of the parties to obtain the Spinco financing or any party terminates the merger agreement after December 8, 2006 and at the time of termination all conditions have been satisfied other than the Spinco financing condition and (ii) $20.0 million if Valor terminates the merger agreement because of a material breach by Alltel or Spinco that results in the failure of the parties to obtain the required IRS rulings or tax opinions or any party terminates the merger agreement after December 8, 2006 and at the time of termination all conditions have been satisfied other than the IRS ruling or tax opinion conditions.

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED
14. Supplemental Guarantor Information:
          On July 17, 2006, Windstream (“the Company” or “we”) privately placed an $800,000,000 aggregate principal amount of 2013 Notes, and a $1,746,000,000 aggregate principal amount of 2016 Notes (collectively “the Notes”). In connection with the issuance of the Notes, certain of our wholly-owned subsidiaries, including all operations formerly a subsidiary of Valor, provided guarantees of those debentures (the “Guarantors”). These guarantees are full and unconditional as well as joint and several. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to the Company. The remaining subsidiaries (the “Non-Guarantors”) of Windstream are not guarantors of the Notes. In conjunction with the merger with Valor, Windstream assumed $400.0 million principal amount of unsecured notes (the “Valor Notes”) guaranteed by all of Valor’s operating subsidiaries. The terms of those notes were amended to reflect the non-Valor Guarantors as guarantors of the Valor notes.
          The following information presents condensed consolidating and combined statements of income for the years ended December 31, 2005, 2004 and 2003, condensed consolidating balance sheets as of December 31, 2005 and 2004, and condensed consolidating and combined statements of cash flows for the years ended December 31, 2005, 2004 and 2003 of the parent companies, the Guarantors, and the Non-Guarantors. Investments include investments in a non-consolidated affiliate as well as investments in net assets of subsidiaries held by the parent company and have been presented using the equity method of accounting.

	Consolidated Statement of Income
	For the Year Ended December 31, 2005
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Revenues and sales:
Service revenues	$—	$318.7	$2,164.4	$(19.5)	$2,463.6
Product sales	—	464.6	40.4	(45.1)	459.9

Total revenues and sales	—	783.3	2,204.8	(64.6)	2,923.5
Costs and expenses:
Cost of services (excluding depreciation of $415.8, included below)	—	99.0	700.7	(3.6)	796.1
Cost of products sold	—	406.0	29.8	(61.0)	374.8
Selling, general, administrative and other	—	74.8	265.3	—	340.1
Depreciation and amortization	—	69.0	405.2	—	474.2
Royalty expense to Parent	—	37.3	231.5	—	268.8
Restructuring and other charges	—	0.3	35.4	—	35.7

Total costs and expense	—	686.4	1,667.9	(64.6)	2,289.7

Operating income		96.9	536.9	—	633.8

Earnings from consolidated subsidiaries	—	71.7	—	(71.7)	—
Other income (expense), net	—	3.9	7.7	—	11.6
Intercompany interest	—	(1.9)	25.2	—	23.3
Interest expense	—	(7.9)	(11.2)	—	(19.1)

Income before income taxes and cumulative effect of accounting change	—	162.7	558.6	(71.7)	649.6
Income taxes (benefit)	—	38.4	229.5	—	267.9

Income before cumulative effect of accounting change	—	124.3	329.1	(71.7)	381.7
Cumulative effect of accounting change, net of taxes	—	—	(7.4)	—	(7.4)

Net income	$—	$124.3	$321.7	$(71.7)	$374.3

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Consolidated Statement of Income
	For the Year Ended December 31, 2004
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Revenues and sales:
Service revenues	$—	$347.2	$2,198.2	$(11.9)	$2,533.5
Product sales	—	415.0	37.5	(52.5)	400.0

Total revenues and sales		762.2	2,235.7	(64.4)	2,933.5
Costs and expenses:
Cost of services (excluding depreciation of $445.1, included below)	—	110.9	705.2	(2.4)	813.7
Cost of products sold	—	367.6	28.2	(62.0)	333.8
Selling, general, administrative and other	—	63.3	264.6	—	327.9
Depreciation and amortization	—	71.6	436.9	—	508.5
Royalty expense to Parent	—	37.2	233.0	—	270.2
Restructuring and other charges	—	1.6	10.2	—	11.8

Total costs and expense	—	652.2	1,678.1	(64.4)	2,265.9

Operating income		110.0	557.6	—	667.6

Earnings from consolidated subsidiaries	—	61.4	—	(61.4)	—
Other income (expense), net	—	4.6	9.1	—	13.7
Intercompany interest	—	(6.4)	(8.8)	—	(15.2)
Interest expense	—	(7.7)	(12.7)	—	(20.4)

Income before income taxes	—	161.9	545.2	(61.4)	645.7
Income taxes	—	39.8	219.6	—	259.4

Net income	$—	$122.1	$325.6	$(61.4)	$386.3

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Consolidated Statement of Income
	For the Year Ended December 31, 2003
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Revenues and sales:
Service revenues	$—	$418.4	$2,201.3	$(1.3)	$2,618.4
Product sales	—	403.2	38.8	(57.1)	384.9

Total revenues and sales		821.6	2,240.1	(58.4)	3,003.3
Costs and expenses:
Cost of services (excluding depreciation of $451.9, included below)	—	156.7	710.1	(2.0)	864.8
Cost of products sold	—	368.9	26.5	(56.4)	339.0
Selling, general, administrative and other	—	66.2	284.8	—	351.0
Depreciation and amortization	—	73.6	445.8	—	519.4
Royalty expense to Parent	—	37.0	236.0	—	273.0
Restructuring and other charges	—	2.6	9.6	—	12.2

Total costs and expense	—	705.0	1,712.8	(58.4)	2,359.4

Operating income		116.6	527.3	—	643.9

Earnings from consolidated subsidiaries	—	58.2	—	(58.2)	—
Other income (expense), net	—	2.4	3.4		5.8
Gain on disposal of assets	—	—	23.9	—	23.9
Intercompany interest	—	(5.9)	(15.7)	—	(21.6)
Interest expense	—	(10.2)	(17.5)	—	(27.7)

Income before income taxes	—	161.1	521.4	(58.2)	624.3
Income taxes	—	40.9	206.2	—	247.1

Income before cumulative effect of accounting change	—	120.2	315.2	(58.2)	377.2
Cumulative effect of accounting change, net taxes	—	—	15.6	—	15.6

Net income	$—	$120.2	$330.8	$(58.2)	$392.8

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Consolidated Balance Sheet
	As of December 31, 2005
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and short-term investments	$—	$7.1	$4.8	$—	$11.9
Accounts receivable	—	113.6	199.2	—	312.8
Inventories	—	24.4	12.5	—	36.9
Prepaid expenses and other	—	6.7	26.9	—	33.6

Total current assets	—	151.8	243.4	—	395.2

Investments	—	641.7	1.2	(640.9)	2.0
Goodwill and other tangibles	—	28.5	1,507.9	—	1,536.4

Property, Plant and Equipment:
Property, plant and equipment	—	1,080.8	6,263.0	—	7,343.8
Less accumulated depreciation	—	(619.2)	(3,761.0)	—	(4,380.2)

Property, plant and equipment, net	—	461.6	2,502.0	—	2,963.6

Other assets	—	15.9	16.6	—	32.5

Total Assets	$—	$1,299.5	$4,271.1	$(640.9)	$4,929.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$—	$0.2	$21.9	$—	$22.1
Accounts payable	—	62.4	83.1	—	145.5
Advance payments and customer deposits	—	5.2	55.2	—	60.4
Accrued taxes	—	12.9	70.2	—	83.1
Accrued interest	—	2.0	2.2	—	4.2
Other current liabilities	—	31.6	17.1	—	48.7

Total current liabilities	—	114.3	249.7	—	364.0

Long-term debt	—	115.3	123.4	—	238.7
Deferred income taxes	—	128.8	551.8	—	680.6
Other liabilities	—	14.3	142.9	—	157.2

Total liabilities	—	372.7	1,067.8	—	1,440.5

Commitments and Contingencies Equity:
Cumulative foreign currency translation adjustment	—	0.5	—	—	0.5
Parent company investment	—	(156.2)	1,695.4	(84.0)	1,455.2
Retained earnings	—	1,082.5	1,507.9	(556.9)	2,033.5

Total Liabilities and Shareholders’ equity	$—	$1,299.5	$4,271.1	$(640.9)	$4,929.7

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Consolidated Balance Sheet
	As of December 31, 2004
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and short-term investments	$—	$5.8	$7.3	$—	$13.1
Accounts receivable	—	120.3	219.2	—	339.5
Inventories	—	21.8	13.6	—	35.4
Prepaid expenses and other	—	7.7	8.5	—	16.2

Total current assets	—	155.6	248.6	—	404.2

Investments	—	589.1	14.6	(579.4)	24.3
Goodwill and other intangibles	—	30.0	1,514.6	—	1,544.6

Property, plant and equipment:
Property, plant and equipment	—	1,068.3	6,021.1	—	7,089.4
Less accumulated depreciation	—	(572.2)	(3,442.9)	—	(4,015.1)

Property, plant and equipment, net	—	496.1	2,578.2	—	3,074.3

Other assets	—	3.2	28.6	—	31.8

Total Assets	$—	$1,274.0	$4,384.6	$(579.4)	$5,079.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$—	$0.2	$21.9	$—	$22.1
Accounts payable	—	42.6	66.9	—	109.5
Advance payments and customer deposits	—	6.7	54.6	—	61.3
Accrued taxes	—	6.7	36.8	—	43.5
Accrued interest	—	2.0	2.5	—	4.5
Other current liabilities	—	35.9	15.4	—	51.3

Total current liabilities	—	94.1	198.1	—	292.2

Long-term debt	—	115.6	145.2	—	260.8
Deferred income taxes	—	132.2	548.0	—	680.2
Other liabilities	—	16.2	123.0	—	139.2

Total liabilities	—	358.1	1,014.3	—	1,372.4

Commitments and Contingencies
Equity:
Cumulative foreign currency translation adjustment	—	0.5	—	—	0.5
Common stock	—	—	—	—	—
Parent company investment	—	(105.7)	2,003.2	(84.0)	1,813.5
Retained earnings	—	1,021.1	1,367.1	(495.4)	1,892.8

Total Liabilities and Shareholders’ Equity	$—	$1,274.0	$4,384.6	$(579.4)	$5,079.2

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Statement of Cash Flows
	Year Ended December 31, 2005
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Cash Provided from Operations:
Net income	$—	$124.3	$321.7	$(71.7)	$374.3

Adjustments to reconcile to net cash provided from operations:
Cumulative effect of accounting change	—	—	7.4	—	7.4
Depreciation and amortization	—	69.0	405.2	—	474.2
Change in deferred income taxes	—	(3.4)	8.3	—	4.9
Provision for uncollectible accounts	—	8.9	20.3	—	29.2
Other, net	—	1.7	0.1	—	1.8
Changes in operating assets and liabilities:
Accounts receivable	—	(3.9)	(0.1)	—	(4.0)
Inventories	—	(2.6)	1.1	—	(1.5)
Accounts payable	—	19.8	16.2	—	36.0
Other liabilities	—	0.4	35.4	—	35.8
Other, net	—	(14.2)	10.0	—	(4.2)

Net cash provided from operations	—	200.0	825.6	(71.7)	953.9

Cash Flows from Investing Activities:
Additions to property, plant and equipment	—	(44.3)	(312.6)	—	(356.9)
Proceeds from sale of investments	—		0.1	—	0.1
Other, net	—	11.8	(7.7)	—	4.1

Net cash used in investing activities	—	(32.5)	(320.2)	—	(352.7)

Cash Flows from Financing Activities:
Dividends paid to Parent Company	—	(62.8)	(181.1)	10.3	(233.6)
Repayments of long-term debt	—	(0.2)	(21.9)	—	(22.1)
Changes in advances to Parent Company	—	(103.2)	(304.9)	61.4	(346.7)

Net cash used in financing activities	—	(166.2)	(507.9)	71.7	(602.4)

Increase (decrease) in cash and short-term investments	—	1.3	(2.5)	—	(1.2)

Cash and Short-term Investments:
Beginning of the period	—	5.8	7.3	—	13.1

End of the period	$—	$7.1	$4.8	$—	$11.9

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Statement of Cash Flows
	Year Ended December 31, 2004
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Cash Provided from Operations:
Net income	$—	$121.9	$325.8	$(61.4)	$386.3
Adjustments to reconcile to net cash provided from operations:
Depreciation and amortization	—	71.6	436.9	—	508.5
Provision for uncollectible accounts	—	14.4	23.9	—	38.3
Non-cash portion of restructuring and other charges	—	—	0.8	—	0.8
Change in deferred income taxes	—	(1.0)	71.0	—	70.0
Other, net	—	4.8	0.2	—	5.0
Changes in operating assets and liabilities:
Accounts receivable	—	(13.4)	(9.8)	—	(23.2)
Inventories	—	3.5	7.4	—	10.9
Accounts payable	—	(1.7)	(4.0)	—	(5.7)
Other liabilities	—	(12.5)	(3.9)	—	(16.4)
Other, net	—	6.0	(18.3)	—	(12.3)

Net cash provided from operations	—	193.6	830.0	(61.4)	962.2

Cash Flows from Investing Activities:
Additions to property, plant and equipment	—	(46.8)	(291.0)	—	(337.8)
Proceeds from sale of investments	—	2.8	4.8	—	7.6
Other, net	—	(15.2)	15.7	—	0.5

Net cash used in investing activities	—	(59.2)	(270.5)	—	(329.7)

Cash Flows from Financing Activities:
Dividends paid to Parent Company	—	(63.7)	(178.7)	3.3	(239.1)
Repayments of long-term debt	—	(0.2)	(21.9)	—	(22.1)
Changes in advances to Parent Company	—	(68.0)	(356.0)	58.1	(365.9)

Net cash used in financing activities	—	(131.9)	(556.6)	61.4	(627.1)

Effect of exchange rate changes on cash and short-term investments	—	(0.1)	—	—	(0.1)
Increase (decrease) in cash and short-term investments	—	2.4	2.9	—	5.3

Cash and Short-term Investments:
Beginning of the period	—	3.4	4.4	—	7.8

End of the period	$—	$5.8	$7.3	$—	$13.1

NOTES TO COMBINED FINANCIAL STATEMENTS CONTINUED

	Statement of Cash Flows
	Year Ended December 31, 2003
			Non-
(Millions)	Parent	Guarantors	Guarantors	Eliminations	Consolidated
Cash Provided from Operations:
Net income	$—	$120.3	$330.7	$(58.2)	$392.8
Adjustments to reconcile to net cash provided from operations:
Cumulative effect of accounting change	—	—	(15.6)	—	(15.6)
Depreciation and amortization	—	73.6	445.8	—	519.4
Provision for uncollectible accounts	—	8.2	24.8	—	33.0
Non-cash portion of restructuring and other charges	—	3.8	1.8	—	5.6
Non-cash portion of restructuring and other charges	—	(31.0)		—	(31.0)
Change in deferred income taxes	—	(0.9)	91.9	—	91.0
Other, net	—	14.7	0.6	—	15.3
Changes in operating assets and liabilities:
Accounts receivable	—	(18.3)	61.5	—	43.2
Inventories	—	0.7	10.5	—	11.2
Accounts payable	—	(0.2)	16.0	—	15.8
Other liabilities	—	8.5	28.9	—	37.4
Other, net	—	(5.6)	22.5	—	16.9

Net cash provided from operations	—	173.8	1,019.4	(58.2)	1,135.0

Cash Flows from Investing Activities:
Additions to property, plant and equipment	—	(57.0)	(333.8)	—	(390.8)
Additions to investments	—	—	(0.2)	—	(0.2)
Proceeds from sale of assets	—	37.0		—	37.0
Other, net	—	1.5	(4.4)	—	(2.9)

Net cash used in investing activities	—	(18.5)	(338.4)	—	(356.9)

Cash Flows from Financing Activities:
Dividends paid to Parent Company	—	(57.8)	(184.8)	10.2	(232.4)
Repayments of long-term debt		(99.1)	(183.5)		(282.6)
Changes in advances to Parent Company	—	1.1	(318.3)	48.0	(269.2)

Net cash used in financing activities	—	(155.8)	(686.6)	58.2	(784.2)

Effect of exchange rate changes on cash and short-term investments	—	0.8	—	—	0.8
Increase (decrease) in cash and short-term investments	—	0.3	(5.6)	—	(5.3)

Cash and Short-term Investments:
Beginning of the period	—	3.2	9.9	—	13.1

End of the period	$—	$3.5	$4.3	$—	$7.8

SPINCO MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          Spinco is currently a wholly-owned subsidiary of Alltel Corporation and was formed on November 2, 2005 to hold Alltel Corporation’s wireline business. Alltel Corporation’s wireline business is currently operated by certain of its subsidiaries. Prior to the closing of the spin-off and the merger, each of those subsidiaries will be contributed to Spinco, along with certain assets and liabilities related to the wireline business. Until that contribution occurs, Spinco will have no material assets or operations. This proxy statement/prospectus-information statement, including the combined financial statements and the following discussion, describes Spinco and its financial condition and operations as if Spinco held the subsidiaries and other assets that will be transferred to it prior to closing for all historical periods presented. The historical financial information presented below does not, however, give effect to the merger with Valor. The following discussion should be read in conjunction with the selected combined financial data and the combined financial statements and the related notes included on pages F-1 through F-40 in this proxy statement/prospectus-information statement. Except for the historical combined financial information contained herein, the matters discussed below may contain forward-looking statements that reflect Spinco’s plans, estimates and beliefs. Windstream’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this proxy statement/prospectus-information statement, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Basis of Presentation
          Spinco’s combined financial statements included on pages F-1 through F-40 in this proxy statement/prospectus-information statement have been derived from the accounting records of Alltel, principally representing Alltel’s historical wireline and communications support segments. Spinco has used the historical results of operations, and historical basis of assets and liabilities of the subsidiaries it will own and the wireline business it will operate after completion of the spin-off, to prepare the combined financial statements. The statements of operations include expense allocations for certain corporate functions historically provided to Spinco by Alltel, including general corporate expenses, employee benefits and incentives, and interest income (expense). These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Alltel’s other businesses, of net sales, payroll, fixed assets, inventory and other assets, headcount or other reasonable methods. Management of both Spinco and Alltel consider these allocations to be a reasonable reflection of the utilization of services provided. Spinco expects that its expenses after the separation from Alltel before taking into account the expected cost savings from anticipated synergies resulting from the merger of Valor and Spinco will be approximately $12.0 million higher than the amounts reflected in the combined statements of operations as Spinco will incur certain incremental costs as an independent public company.
          Management of Spinco believes the assumptions underlying its financial statements are reasonable. However, Spinco’s financial statements included herein may not necessarily reflect its results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had it been a separate, stand-alone company during the periods presented.
          Spinco is organized based on the products and services that it offers. Under this organizational structure, Spinco’s operations consist of its Wireline, Other Operations and Product Distribution segments. Spinco’s Wireline segment consists of Spinco’s incumbent local exchange carrier (“ILEC”), competitive local exchange carrier (“CLEC”) and Internet access operations. The Other Operations segment consists of Spinco’s long-distance and network management services, directory publishing operations and telecommunications information services. While directory publishing operations is part of the Other Operations segment, Spinco’s wireline business receives a share of the revenues from the directory publishing business in exchange for the right to publish the directory information. The wireline business’ revenue share is counted as an expense by the directory publishing business in the Other Operations segment. The Product Distribution segment consists of Spinco’s communications products operations. Following consummation of the spin-off and merger with Valor, Spinco’s long-distance services business will become part of Spinco’s Wireline segment. In addition to segment divisions, Spinco divides revenues into two categories; service revenues and product revenues. Spinco’s service revenues consist of wireline local access services, network access, Internet access, intra-state long-distance and miscellaneous wireline operating revenues from the Wireline segment. Network access includes toll revenues, USF revenues, network access usage revenues and data and enhanced services revenues. Miscellaneous wireline operating revenues include the wireline segment’s share of advertising revenues from directory publishing, customer premises equipment sales, billing and collection services and commission revenues from offering DISH Network satellite television service. Service revenues also consist of interstate long-distance and telecommunications information services processing revenues from the Other Operations segment. Spinco’s product sales primarily consist of directory publishing operations from the Other Operations segment and sales of communications products from the Product Distribution segment.

Executive Summary
          Spinco is a wholly-owned subsidiary of Alltel that provides local telephone, long-distance, Internet and high-speed data services. Spinco provides local telephone service to approximately 2.9 million residential and business customers primarily located in rural areas in 15 states.
          As further discussed under “Pending Transactions to be Completed During 2006,” Spinco has positioned its wireline business for future growth opportunities as a result of the planned spin-off from Alltel and subsequent merger with Valor. This transaction, which is expected to close by the third quarter of 2006, is significant to Spinco because it will expand Spinco’s retail presence into new markets by adding more than 500,000 access lines in four states. The resulting company will represent the largest local telecommunications carrier in the United States focusing primarily on rural markets, and should have greater financial flexibility to develop and deploy products, expand the capacity of its network, respond to competitive pressures and improve the cost structure of its operations due to the resulting increased size and economies of scale.
          However, during 2006, Spinco will continue to face significant challenges resulting from competition in the telecommunications industry and changes in the regulatory environment, including the effects of potential changes to the rules governing universal service and inter-carrier compensation. In addressing competition, in addition to the merger with Valor discussed above, Spinco will continue to focus its efforts on improving customer service and expanding its service offerings.
Pending Acquisitions to be Completed During 2006
          On December 9, 2005, Alltel announced that its board of directors had approved the spin-off of its wireline telecommunications business to its stockholders and the merger of that wireline business with Valor. Pursuant to the plan of distribution and immediately prior to the effective time of the merger with Valor described below, Alltel will contribute all of the assets of its wireline telecommunications business to Spinco, in exchange for: (i) the issuance to Alltel of Spinco common stock to be distributed to Alltel’s stockholders pro rata in the spin-off (the “distribution”), (ii) the payment of a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in Spinco (which is estimated to equal approximately $2.275 billion), which Alltel will use to repurchase stock pursuant to a special stock buyback program authorized by the Alltel Board of Directors in connection with the spin-off, to repay outstanding indebtedness, or both, within one year following the spin-off, and (iii) the distribution by Spinco to Alltel of certain Spinco debt securities (the “exchange notes”), which Alltel intends to exchange for outstanding Alltel debt securities or otherwise transfer to Alltel’s creditors representing approximately $1.673 billion in debt reduction to Alltel. Prior to the distribution and merger, Spinco will consummate certain financing transactions pursuant to which it will incur approximately $3.978 billion in indebtedness through (1) borrowing under a new senior secured credit agreement or the issuance of senior unsecured debt securities in an offering under Rule 144A, promulgated under the Securities Act of 1933, as amended and (2) the distribution of the exchange notes to Alltel. All proceeds of the financing will be used to pay the consideration to be received by Alltel for the contribution (through payment of the special dividend and distribution of the exchange notes) and to pay related fees and expenses. Alltel has received a commitment letter from various financial institutions to provide Spinco with up to $4.2 billion in senior secured credit facilities comprised of term loan facilities in an aggregate amount of up to $3.7 billion and a revolving credit facility of up to $500 million.
          Immediately after the consummation of the spin-off, Spinco will merge with and into Valor, with Valor continuing as the surviving corporation, which we refer to as Windstream. As a result of the merger, all of the issued and outstanding shares of Spinco’s common stock will be converted into the right to receive an aggregate number of shares of common stock of Valor that will result in Alltel’s stockholders holding approximately 85 percent of the outstanding equity interests of Windstream immediately after the merger and the stockholders of Valor holding the remaining approximately 15 percent of such equity interests. To effect the merger, Valor will issue approximately 403 million shares of its common stock to the stockholders of Alltel. As a result of this transaction, Alltel stockholders will continue to own one share of the remaining wireless entity and will be entitled to receive approximately 1.04 shares of Valor common stock for each share of Alltel common stock they currently own.
          By virtue of the merger, Windstream will assume $267.0 million in Alltel debt (which includes accrued and unpaid interest through the closing date), of which $81.0 million (plus related make-whole premiums) will be refinanced with borrowings from its new credit facilities and/or a portion of the net proceeds from the issuance of senior unsecured debt securities in an offering under Rule 144A. Windstream will also assume $400.0 million in outstanding Valor notes, which will be equally and ratably secured with debt under the new credit facilities. Windstream will be required to offer to repurchase any of the outstanding Valor notes that may be tendered as a result of the merger, which constitutes a change of control under the indenture governing the Valor notes, and will borrow additional amounts under its new credit facilities to the extent necessary to fund the purchase of any Valor notes that are tendered. In addition, Windstream will refinance approximately $781.0 million (plus related premiums) outstanding under Valor’s existing credit facility with borrowings from its new credit facilities and/or a portion of the net proceeds from the issuance of senior unsecured debt securities in a Rule 144A offering. The amounts assumed by Windstream, together with the issuance of the debt securities, the borrowings under the new credit facilities and certain expenses related to the spin-off, merger and financing transactions, will result in Windstream having approximately $5.5 billion in total debt immediately following completion of the merger.
          Consummation of the merger is subject to certain conditions, including the approval of the merger proposals by the stockholders of Valor, receipt of a favorable ruling from the IRS regarding the tax-free status of the distribution, special dividend, debt exchange and merger transaction, consummation of the required financing, and the receipt of regulatory approvals, including, without limitation, the approval of the FCC and multiple state public service commissions. The transaction is expected to close in the third quarter of 2006.
TWELVE MONTHS ENDED DECEMBER 31, 2005
Year End Highlights
                    Among the highlights in 2005:
•	Spinco added more than 154,000 high-speed data customers, increasing Spinco’s DSL customer base to almost 400,000. This increase more than offset the loss of approximately 124,000 local access lines, a year-over-year decline of 4 percent.

•	Revenues and sales decreased by $10.0 million and operating income decreased by $33.8 million, primarily due to the loss in access lines discussed above. However, average revenue per access line (excluding revenues from the long-distance service business) increased 2 percent to $67.21, primarily due to growth in broadband revenues and selling additional services and features to existing wireline customers.

•	During the fourth quarter of 2005, Spinco began offering DISH Network satellite television service to Spinco’s residential customers as part of a bundled service offering.
COMBINED RESULTS OF OPERATIONS

	2005	2004	2003
	(In millions)
Revenues and sales:
Service revenues	$2,463.6	$2,533.5	$2,618.4
Product sales	459.9	400.0	384.9
Total revenues and sales	2,923.5	2,933.5	3,003.3
Costs and expenses:
Cost of services	796.1	813.7	864.8
Cost of products sold	374.8	333.8	339.0
Selling, general, administrative and other	340.1	327.9	351.0
Depreciation and amortization	474.2	508.5	519.4
Royalty expense to Parent	268.8	270.2	273.0
Restructuring and other charges	35.7	11.8	12.2
Total costs and expenses	2,289.7	2,265.9	2,359.4
Operating income	633.8	667.6	643.9
Other income, net	11.6	13.7	5.8
Intercompany interest income (expense)	23.3	(15.2)	(21.6)
Interest expense	(19.1)	(20.4)	(27.7)
Gain on disposal of assets and other	—	—	23.9
Income before income taxes	649.6	645.7	624.3
Income taxes	267.9	259.4	247.1
Income before cumulative effect of accounting change	381.7	386.3	377.2
Cumulative effect of accounting change, net of taxes	(7.4)	—	15.6
Net income	$374.3	$386.3	$392.8

     Revenue and Sales
          Total revenues and sales decreased less than 1 percent in 2005, or $10.0 million, and 2 percent in 2004, or $69.8 million, driven by decreases in service revenues of 3 percent in both years, or $69.9 million and $84.9 million, respectively. Wireline local access service and network access and toll revenues decreased $78.1 million in 2005 and $33.9 million in 2004, primarily as a result of the loss of wireline access lines due, in part, to broadband and wireless substitution. Telecommunications information services revenues decreased $24.6 million in 2005 from 2004 due to the loss of one of Alltel’s remaining unaffiliated wireline services customers during the fourth quarter of 2004. Telecommunications information services revenues decreased $67.1 million in 2004 compared to 2003, primarily due to the December 2003 sale of certain assets and related liabilities, including selected customer contracts and capitalized software development costs, to Convergys Information Management Group, Inc. (“Convergys”). Offsetting the decline in service revenues attributable to local access service, network access and toll revenues and telecommunications information services were increases in revenues derived from data services and Internet operations of $36.8 million in 2005 and $29.4 million in 2004, reflecting continued customer demand for these products. In addition, universal service fund (“USF”) revenues increased $12.5 million in 2005 as a result of the decline in access revenues previously discussed and decreased $20.3 million in 2004 as a result of an increase in the national average cost per loop, combined with Spinco’s cost cutting measures, as further discussed below in “Results of Operations by Business Segment.” Finally, service revenues in 2005 reflected a decrease in advertising revenues earned from directories published in Spinco’s ILEC markets of $12.2 million due to a change in the number and mix of directories published.
          Product sales, which represents revenues generated from Spinco’s directory publishing operations and sales of telecommunications equipment and data products, primarily to Spinco’s ILEC subsidiaries increased $59.9 million, or 15 percent in 2005 and $15.1 million, or 4 percent in 2004. The increase in product sales in 2005 was due primarily to an increase in sales of telecommunications equipment and data products of $50.4 million related to increased capital expenditures by Spinco’s wireline operations. The 2004 increase in product sales was primarily due to an increase in directory publishing revenues of $33.3 million associated with an increase in the number of directory contracts published, including the initial publication of directories for certain operations in Kentucky and Nebraska for which directory publishing was previously outsourced, partially offset by a decrease in sales of telecommunications equipment and data products of $21.4 million due to a reduction in capital expenditures by Spinco’s wireline operations.
     Cost and Expenses
          Cost of services, which represents the cost of provisioning service, as well as business taxes and bad debt expense, decreased $17.6 million, or 2 percent, in 2005 and $51.1 million, or 6 percent, in 2004. The 2005 decrease was driven primarily by a reduction in costs incurred by the telecommunications information services operations due to the loss of a customer as discussed herein. The 2004 decrease was also impacted by a reduction in costs incurred by the telecommunications information services operations due to the sale of customer contracts to Convergys. In addition, cost of services decreased in 2004 due to the effects of incremental costs of $20.9 million incurred in 2003 related to a strike by our unionized workforce in Kentucky and maintenance costs due to damage caused by severe winter storms in 2003.
          Cost of products sold increased $41.0 million, or 12 percent, in 2005, consistent with the increase in product sales discussed above. Although product sales increased in 2004, cost of products sold decreased $5.2 million, or 2 percent, primarily due to the favorable effects of increased start-up costs incurred in 2003 in Spinco’s directory publishing operations in order to begin providing all directory publishing services, except printing, for all directory contracts published in 2004.
          Selling, general, administrative and other expenses increased $12.2 million, or 4 percent, in 2005 and decreased $23.1 million, or 7 percent in 2004. The 2005 increase was due primarily to increased selling and marketing costs incurred by Spinco’s publishing subsidiary. The 2004 decline in selling, general, administrative and other expense was due primarily to a decline in allocations received from Alltel related to services that Alltel provides for Spinco under a shared services agreement and reduced salaries and benefits costs as a result of cost cutting measures, as well as the favorable effect of incremental start-up costs incurred by Spinco’s publishing subsidiary in 2003 as previously discussed. Depreciation and amortization expense declined $34.3 million, or 7 percent, and $10.9 million, or 2 percent, in 2005 and 2004, respectively. The decline in both years primarily resulted from a reduction in depreciation rates for certain of Spinco’s ILEC operations, reflecting the results of studies of depreciable lives completed during 2005 and 2004. Royalty expense to Parent decreased 1 percent in both 2005 and 2004, or $1.4 million and $2.8 million, respectively. Spinco’s ILEC subsidiaries incur a royalty expense from Alltel for the use of the Alltel brand name in marketing and distributing telecommunications products and services pursuant to a licensing agreement with an Alltel affiliate. Following the spin off and merger with Valor, Windstream will not incur this charge as it will discontinue use of the Alltel brand name following a brief transitional rebranding period.

     Restructuring and Other Charges
          A summary of the restructuring and other charges recorded by Spinco’s wireline operations in 2005 was as follows:

(Millions)
Severance and employee benefit costs	$4.4
Costs associated with pending spin-off and merger of wireline operations	31.3
Total restructuring and other charges	$35.7
          During the third quarter of 2005, Spinco incurred $4.6 million of severance and employee benefit costs related to a planned workforce reduction in Spinco’s wireline operations. In the fourth quarter of 2005, Spinco reduced the liabilities associated with the wireline restructuring activities by $0.2 million to reflect differences between estimated and actual costs paid in completing the employee terminations. As of December 31, 2005, Spinco had paid $4.4 million in severance and employee-related expenses, and all of the employee reductions had been completed. As previously discussed, on December 9, 2005, Alltel announced that it would spin off its wireline telecommunications business to its stockholders and merge it with Valor. In connection with the spin-off and merger, Spinco incurred $31.3 million of incremental costs during the fourth quarter of 2005, principally representing accrued investment banker, audit and legal fees.
          A summary of the restructuring and other charges recorded in 2004 was as follows:

		Product
	Wireline	Distribution	Other	Total
	(Millions)
Severance and employee benefit costs	$ 11.2	$0.1	$0.3	$ 11.6
Relocation costs	1.2	—	0.1	1.3
Lease and contract termination costs	(1.8)	—	—	(1.8)
Other exit costs	0.7	—	—	0.7
Total restructuring and other charges	$ 11.3	$0.1	$0.4	$ 11.8
          In January 2004, Spinco announced plans to reorganize its operations and support teams. Also during February 2004, Spinco announced plans to exit its CLEC operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, Spinco recorded a restructuring charge of $13.6 million, consisting of $11.6 million in severance and employee benefit costs related to a planned workforce reduction, $1.3 million of employee relocation expenses and $0.7 million of other exit costs. As of December 31, 2005, Spinco had paid all of the severance and employee-related expenses, and all of the employee reductions and relocations had been completed. During 2004, Spinco also recorded a $1.8 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of lease and contract termination costs. The reductions primarily reflected differences between estimated and actual costs paid in completing the lease and contract terminations.
          A summary of the restructuring and other charges recorded in 2003 was as follows:

		Product
	Wireline	Distribution	Other	Total
	(Millions)
Severance and employee benefit costs	$7.0	$—	$ —	$ 7.0
Lease and contract termination costs	—	$—	(0.4)	(0.4)
Write-down of software development costs	1.8	$—	3.8	5.6
Total restructuring and other charges	$8.8	$—	$3.4	$ 12.2
          During 2003, Spinco recorded a restructuring charge of $7.0 million consisting of severance and employee benefit costs related to a planned workforce reduction, primarily resulting from the closing of certain call center locations. As of December 31, 2005, Spinco had paid all of the severance and employee-related expenses, and all of the employee reductions had been completed. Spinco also recorded a $0.4 million reduction in the liabilities associated with various restructuring activities initiated prior to 2003, consisting of lease termination costs. The reduction primarily reflected differences between estimated and actual costs paid in completing the lease terminations. In 2003, Spinco also wrote off certain capitalized software development costs that had no alternative future use or functionality.
          The restructuring and other charges decreased net income $34.1 million, $7.3 million and $7.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. The restructuring and other charges discussed above were not allocated to our business segments, as management evaluates segment performance excluding the effects of these items. (See Note 8 to the combined financial statements for additional information regarding these changes.)

     Other Income, Net
          Other income, net decreased $2.1 million, or 15 percent, in 2005 and increased $7.9 million, or 136 percent, in 2004. The increase in other income, net in 2004 primarily resulted from an increase of $6.2 million in the amount of annual dividends paid on Spinco’s investment in Rural Telephone Bank Class C stock. In the second quarter of 2003, Spinco received additional shares of this stock investment as a result of Spinco’s repayment of all outstanding debt under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs, as further discussed below. As of December 31, 2005, Spinco’s investment in Rural Telephone Bank Class C stock was transferred to Alltel. As a result, Spinco will not receive any related dividends during 2006.
     Intercompany Interest Income (Expense)
          Spinco participates in a cash management program with its parent company, Alltel. Under this program, Spinco earns interest on amounts remitted to Alltel at a rate based on current market rates for short-term investments and pay interest on amounts received from Alltel at a rate based on Alltel’s weighted-average borrowing rate. Intercompany interest income (expense) increased $38.5 million, or 253 percent, in 2005 and $6.4 million, or 30 percent, in 2004. The increase in both years is due to an increase in the amount of funds remitted to Alltel under the cash management program, combined with an increase in the advance interest rate. Following the completion of the merger, Windstream will not participate in the cash management program with Alltel and therefore will not receive any related interest income or pay any related interest expense.
     Interest Expense
          Interest expense decreased $1.3 million, or 6 percent, in 2005 and $7.3 million, or 26 percent, in 2004. The decrease in 2004 reflected the prepayment of all outstanding borrowings, which totaled $249.1 million, under the Rural Utilities Services, Rural Telephone Bank and Federal Financing Bank programs in the second quarter of 2003.
     Gain on Disposal of Assets and Other
          In 2003, Spinco sold to Convergys certain assets and related liabilities, including selected customer contracts and capitalized software development costs, associated with Spinco’s telecommunications information services operations. In connection with this sale, Spinco received proceeds of $37.0 million and recorded a pretax gain of $31.0 million. As noted above, during the second quarter of 2003, Spinco retired, prior to stated maturity dates, $249.1 million of long-term debt. In connection with the early retirement of this debt, Spinco incurred pretax termination fees of $7.1 million. These transactions increased net income $10.7 million in 2003.
     Income Taxes
          Income tax expense increased $8.5 million, or 3 percent, in 2005 and $12.3 million, or 5 percent, in 2004, consistent with the overall growth in income before income taxes. Spinco’s effective tax rate in 2005 was 41.3 percent, compared to 40.2 percent in 2004. The 2005 effective tax rate was unfavorably impacted by the non-deductible spin-off related costs previously discussed.
     Income before Cumulative Effect of Accounting Change
          Income before cumulative effect of accounting change decreased $4.6 million, or 1 percent, in 2005 as compared to 2004 and increased $9.1 million, or 2 percent, in 2004 as compared to 2003. Income before cumulative effect of accounting change in 2005 was adversely affected by the decline in revenues primarily due to the loss of access lines discussed above and the additional spin-off related costs incurred during the fourth quarter of 2005, partially offset by increased intercompany interest income earned from Alltel under the cash management program. The increase in 2004 was due primarily to the decline in operating expenses due to the favorable effect of incremental strike-related costs and maintenance costs in 2003 and the gain on the sale of customer contracts to Convergys in 2003, partially offset by the decline in revenues primarily due to the loss of access lines.
     Cumulative Effect of Accounting Change
          During the fourth quarter of 2005, Spinco adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which is an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal use of the assets. SFAS No. 143 requires that a liability for an asset retirement obligation be recognized when incurred and reasonably estimable, recorded at fair value and classified as a liability in the balance sheet. When the liability is initially recorded, the entity capitalizes the cost and increases the carrying value of the related long-lived asset. The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. At the settlement date, the entity will settle the obligation for its recorded amount and recognize a gain or loss upon settlement. FIN 47 states that the accounting guidance in SFAS No. 143 is applicable to asset retirement obligations that are conditional on the occurrence of a future event.
          Spinco evaluated the effects of FIN 47 on its operations and determined that, for certain buildings containing asbestos, Spinco is legally obligated to remediate the asbestos if it were to abandon, sell or otherwise dispose of the buildings. In addition, for Spinco’s acquired Kentucky and Nebraska ILEC operations not subject to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”, it is legally obligated to properly dispose of its chemically-treated telephone poles at the time they are removed from service. In accordance with federal and state regulations, depreciation expense for Spinco’s ILEC operations that follow the accounting prescribed by SFAS No. 71 have historically included an additional provision for cost of removal, and accordingly, the adoption of FIN 47 had no impact on these operations. The cumulative effect of this change in 2005 resulted in a non-cash charge of $7.4 million, net of income tax benefit of $4.6 million, and was included in net income for the year ended December 31, 2005.
          Except for certain ILEC subsidiaries as further discussed below, Spinco adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003. Spinco evaluated the effects of SFAS No. 143 on its operations and determined that, for telecommunications and other operating facilities in which it owns the underlying land, Spinco has no contractual or legal obligation to remediate the property if it were to abandon, sell or otherwise dispose of the property. However, certain of Spinco’s lease agreements for office space require restoration of the leased site upon expiration of the lease term. Accordingly, Spinco is subject to asset retirement obligations associated with these leased facilities under the provisions of SFAS No. 143. The application of SFAS No. 143 to Spinco’s office leases did not have a material impact on its consolidated results of operations, financial position or cash flows as of or for the year ended December 31, 2003.
          As noted above, in accordance with federal and state regulations, depreciation expense for Spinco’s ILEC operations has historically included an additional provision for cost of removal. The additional cost of removal provision does not meet the recognition and measurement principles of an asset retirement obligation under SFAS No. 143. On December 20, 2002, the Federal Communications Commission (“FCC”) notified wireline carriers that they should not adopt the provisions of SFAS No. 143 unless specifically required by the FCC in the future. As a result of the FCC ruling, Spinco will continue to record a regulatory liability for cost of removal for its ILEC subsidiaries that follow the accounting prescribed by SFAS No. 71. For the acquired Kentucky and Nebraska ILEC operations not subject to SFAS No. 71, effective January 1, 2003, Spinco ceased recognition of the cost of removal provision in depreciation expense and eliminated the cumulative cost of removal included in accumulated depreciation. The cumulative effect of retroactively applying these changes to periods prior to January 1, 2003, resulted in a non-cash credit of $15.6 million, net of income tax expense of $10.3 million, and was included in net income for the year ended December 31, 2003. The cessation of the cost of removal provision in depreciation expense for the acquired Kentucky and Nebraska ILEC operations did not have a material impact on Spinco’s consolidated results of operations for the year ended December 31, 2003.

     Results of Operations By Business Segment
Wireline Operations

(Dollars in millions, except access lines in thousands)	2005	2004	2003

Revenues and sales:
Local service	$1,081.5	$1,115.6	$1,135.6
Network access and long-distance	1,034.1	1,038.3	1,049.9
Long-distance	180.4	174.1	182.4
Miscellaneous	255.8	256.9	243.1

Total revenues and sales	2,551.8	2,584.9	2,611.0

Costs and expenses:
Cost of services	825.0	824.0	847.4
Cost of products sold	31.7	29.4	28.0
Selling, general, administrative and other	302.4	301.2	322.6
Depreciation and amortization	470.2	504.0	512.3
Royalty expense to Parent	268.8	270.2	273.0

Total costs and expenses	1,898.1	1,928.8	1,983.3

Segment income	$653.7	$656.1	$627.7

Access lines in service (excludes DSL lines)	2,885.7	3,009.4	3,095.6
Average access lines in service	2,950.0	3,061.5	3,136.8
Average revenue per customer per month (a)	$72.08	$70.36	$69.36
Long-distance customers	1,750.8	1,770.8	1,680.2

Notes:
(a)	Average revenue per customer per month is calculated by dividing total wireline revenues by average access lines in service for the period.
          Note 3 in the Notes to Unaudited Interim Consolidated Financial Statements in the Company’s Form 10-Q for the third quarter 2006 filed on November 14, 2006 discloses a change in segment presentation. In conjunction with the spin-off from Alltel and merger with Valor, the Company changed the manner in which senior management assesses the operating performance of, and allocates resources to, its operating segments. As a result, the Company’s long distance operations were combined with the Company’s other telecommunications services in the wireline segment. The directory publishing operations, product distribution and telecommunications information services operations are reported together as other operations as none are individually significant to the Company following the merger with Valor. In 2005, however, the revenues of the Company’s product distribution operations were significant to the combined results of operations, and thus product distribution operations are presented as a separate segment for the periods presented herein. In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” all prior period segment information was restated to conform to this new financial statement presentation.
          Wireline operations consists of the Company’s retail and wholesale telecommunications services, including local, long distance, broadband, and network access. Wireline revenues and sales decreased 1 percent in both 2005 and 2004, or $33.1 million and $26.1 million, respectively. Customer access lines decreased 4 percent in 2005 compared to a 3 percent decline in 2004. We lost approximately 124,000 and 86,000 access lines during 2005 and 2004, respectively, primarily as a result of the effects of wireless and broadband substitution for our wireline services. We expect the number of access lines served by our wireline operations to continue to be adversely affected by wireless and other alternative voice providers in 2006. Although we have not yet seen significant competition from Voice over Internet Protocol (“VoIP”) providers, we also expect VoIP substitution to adversely impact the number of access lines served by our wireline operations during 2006.
          To slow the decline of revenue in 2006, we will continue to emphasize sales of enhanced services and bundling of our various product offerings including broadband, voice and digital satellite television. Deployment of broadband service is an important strategic initiative for us, and as of December 31, 2005, approximately 73 percent of our addressable lines were broadband-capable. During 2005 and 2004, we added 154,000 and 90,000 broadband customers, respectively. At December 31, 2005, our broadband customer base had grown to almost 400,000 customers. The growth in our broadband customers more than offset the decline in customer access lines that occurred in 2005 and 2004 noted above. In addition, during the fourth quarter of 2005, we began offering DISH Network digital satellite television service to our residential customers as part of a bundled product offering. As further discussed below, revenues generated from the sales of data and enhanced services increased in both 2005 and 2004, which helped to offset the adverse effects on wireline revenues resulting from the loss of access lines.
          Local service revenues consist of local exchange telephone services provided to both residential and business customers, including monthly recurring charges for basic service such as local dial-tone and enhanced services such as caller identification, voicemail and call waiting and non-recurring charges for service activation and reconnection of service. Local service revenues decreased $34.1 million, or 3 percent, in 2005 and $20.0 million, or 2 percent, in 2004. Local service revenues reflected reductions in basic service access line revenues of $35.3 million in 2005 and $25.7 million in 2004, consistent with the overall decline in access lines discussed above. The decline in local service revenues attributable to access line loss was partially offset by growth in revenues derived from the sales of enhanced products and services, such as voice mail and caller identification, and equipment protection plans. Revenues from these services increased $3.6 million in 2005 and $7.3 million in 2004, reflecting continued demand for these products and services.

          Network access and interconnection revenues include switched access, special access, end user charges and receipts from Federal and State Universal Service Funds (“USF”) funds. Switched access represents usage sensitive charges to long distance companies for access to our network in connection with the completion of interstate and intrastate long distance calls. Special access represents dedicated circuits, including circuits used to provide broadband service, and end user charges are monthly flat-rate charges assessed on access lines. Network access and interconnection revenues decreased slightly in 2005 and 1 percent in 2004, or $4.2 million and $11.6 million, respectively. Primarily due to the overall decline in access lines discussed above, network access usage and toll revenues decreased $42.8 million in 2005 and $8.2 million in 2004. The decline in network access and interconnection revenues in both years attributable to access line loss was partially offset by growth in revenues earned from data services, which increased $26.0 million and $17.0 million in 2005 and 2004, respectively. The growth in revenues from data services in both 2005 and 2004 primarily reflected increased demand for high-speed data transport services. In addition to the effects of access line loss and increased demand for data services, USF revenues increased $12.5 million in 2005 and decreased $20.3 million in 2004. We receive both federal and state USF subsidies due to the rural nature of most of our ILEC markets. The increase in USF revenues in 2005 resulted primarily from an increase of $13.3 million in interstate common line support (“ICLS”) funding received in our rate-of-return markets as a result of the declining access revenues discussed above. ICLS funding is intended to ensure that rate-of-return carriers receive sufficient revenues to earn an appropriate profit margin, defined as 11.25 percent of eligible revenues. Conversely, compared to the prior year periods, high-cost loop support (“HCLS”) funding received by our ILEC subsidiaries decreased $4.4 million in 2005 and $20.3 million in 2004. The decreases in HCLS funding primarily resulted from increases in the national average cost per loop combined with the effects of our cost control efforts. Receipts from the HCLS fund are based on a comparison of each company’s embedded cost per loop to a national average cost per loop. Primarily due to expected increases in the national average cost per loop and our continued focus on controlling operating costs in our wireline business, we expect net USF receipts in 2006 to decline by approximately $15.0 million, compared to 2005.
          Long-distance revenues primarily consist of per minute and recurring charges for placing interstate and intrastate long distance calls. Revenues derived from long-distance services increased $6.3 million, or 4 percent, in 2005, primarily due to an increase in customer billing rates initiated during the second quarter of 2005 on one of our most popular billing plans. This increase in rates was partially offset by the effects of customers migrating to packaged rate plans. In response to competitive pressures, we have introduced packaged rate plans in our long-distance markets that provide customers with unlimited calling for one flat monthly rate. Revenues attributable to long-distance services declined $8.3 million in 2004, or 5 percent. Although the number of long-distance customers served increased during 2004, revenues decreased, primarily due to declining usage by residential customers and a reduction in customer billing rates due to competition.
          Miscellaneous revenues primarily consist of charges for broadband services, directory advertising, customer premise equipment sales and rentals and billing and collections services provided to long distance companies. Miscellaneous revenues primarily consist of charges for broadband services, directory advertising, customer premise equipment sales, billing and collection services provided to long-distance companies and commissions earned from activations of digital satellite television service. Miscellaneous revenues decreased slightly in 2005 and increased $13.8 million, or 6 percent, in 2004. Primarily driven by growth in broadband customers, revenues from our Internet operations increased $10.8 million in 2005 and $12.4 million in 2004. In addition, sales and rentals of customer premise equipment increased $3.4 million in 2005, reflecting continued customer demand for these products. Also during 2005, we generated $1.1 million in commissions revenue in conjunction with offering DISH Network digital satellite television service to our residential customers as discussed above. Offsetting these increases in miscellaneous revenues in 2005 was a decline in advertising revenues earned from directories published in our wireline markets of $12.2 million from 2004, primarily due to a change in the number and mix of directories published during the period. Conversely, miscellaneous revenues for 2004 reflected a $4.4 million increase in directory advertising revenues from 2003. Directory advertising revenues for 2004 included additional revenues of approximately $14.9 million associated with the initial publication of directories in the acquired Kentucky and Nebraska markets, partially offset by lower directory advertising revenues in our other wireline markets as compared to 2003. The decline in directory advertising revenues in our other wireline markets was due primarily to a change in the number and mix of directories published during the period. The increase in miscellaneous revenues attributable to the broadband and directory publishing operations was partially offset in 2004 by a $2.6 million decline from 2003 in customer premise equipment sales and rentals due to lower customer demand for purchasing or leasing landline-based communications equipment.
          Primarily due to the broadband customer growth and increased sales of enhanced features, average revenue per customer per month increased 2 percent in 2005 and 1 percent in 2004 from the corresponding prior year period. Future growth in average revenue per customer per month will depend on our success in sustaining growth in sales of broadband and other enhanced services to new and existing customers.

          Cost of services increased slightly in 2005 and decreased by $23.4 million, or 3 percent, in 2004. Cost of services for 2005 included approximately $3.2 million of incremental costs incurred during the first quarter of 2005 related to work force reductions in our wireline business, as well as higher overtime and maintenance costs due to inclement weather. Cost of services in 2005 also included $4.4 million of additional customer service expenses attributable to the growth in broadband customers, specifically the costs associated with subsidizing broadband-capable modems to new broadband customers. In addition, cost of services in 2005 included increased regulatory fees of $5.6 million related to an increase in the contribution factor applicable to universal service funding, which was collected from our customers. Offsetting the increase in salaries and benefits, customer service costs and regulatory fees in 2005 was a decrease in business taxes of $6.3 million and a decrease in bad debt expense of $4.4 million, both consistent with the decline in revenues discussed above. Cost of services for 2004 reflected reductions in customer service expenses and the effects of incremental strike-related expenses and maintenance costs incurred in 2003, as further discussed below. Compared to 2003, customer service expenses decreased $3.3 million in 2004, primarily due to cost savings from the Company’s continued efforts to control operating expenses. Included in cost of services in 2003 were $6.0 million of additional maintenance costs to repair damage caused by severe winter storms and incremental expenses of approximately $14.9 million associated with a strike that ended on October 1, 2003, when we signed a new collective bargaining agreement impacting approximately 400 employees in Kentucky represented by the Communications Workers of America.
          Cost of products sold increased $2.3 million, or 8 percent, in 2005 and $1.4 million, or 5 percent, in 2004. The increase in 2005 was consistent with the increase in sales and rentals of customer premise equipment discussed above. Conversely, the decrease in 2004 was consistent with the decline in sales and leasing of customer premise equipment discussed above. Although sales and rentals of customer premise equipment declines in 2004 as compared to 2003, cost of products sold increased, primarily due to the effects of negative results of inventory counts performed during 2004 as compared to the results of counts performed in 2003.
          Selling, general, administrative and other expenses increased slightly in 2005, or $1.2 million, and decreased $21.4 million, or 7 percent, in 2004. The increase in 2005 was due primarily to higher insurance premiums related to our employee medical and dental plans. Partially offsetting the increase in employee benefit costs in 2005 was a decline in intercompany allocations received from Alltel. Under a shared services arrangement, Alltel provides certain functions on our behalf, including but not limited to accounting, marketing, customer billing, information technology, legal, human resources, and engineering services. The decline in 2004 also resulted from lower intercompany allocations received from Alltel. In addition, salaries and employee benefit costs declined $12.1 million in 2004, primarily reflecting cost savings driven by the restructuring initiatives commenced in 2003 and 2004 as previously discussed.
          Depreciation and amortization expense decreased $33.8 million, or 7 percent, in 2005 and $8.3 million, or 2 percent, in 2004. The decreases in depreciation and amortization expense in both years primarily resulted from a reduction in depreciation rates for certain of our wireline operations, reflecting the results of studies of depreciable lives completed during 2005 and 2004. During the second quarter of 2004, a triennial study of depreciable lives was completed related to our Nebraska ILEC operations as required by the Nebraska Public Service Commission. In addition, we completed studies of depreciable lives during 2005 related to our Florida, Georgia and South Carolina ILEC operations, which also resulted in a reduction in depreciation rates. The depreciable lives were lengthened to reflect the estimated remaining useful lives of the ILEC plant based on our expected future network utilization and capital expenditure levels required to provide service to our customers. During 2006, we expect to review the depreciation rates utilized in our remaining ILEC operations.
          Royalty expense to Parent decreased 1 percent in both 2005 and 2004, or $1.4 million and $2.8 million, respectively. Our ILEC subsidiaries incur a royalty expense from Alltel for the use of the Alltel brand name in marketing and distributing telecommunications products and services pursuant to a licensing agreement with an Alltel affiliate. Following the spin off and merger with Valor, we will no longer incur this charge.
          Wireline segment income decreased slightly in 2005, or $2.4 million, and increased $28.4 million, or 5 percent, in 2004. The decrease in segment income in 2005 primarily resulted from the decline in revenues and sales due to the loss of access lines, which were partially offset by the favorable effects of reduced depreciation rates, as discussed above. Conversely, the increase in 2004 primarily reflected the selling of additional services and features to existing wireline customers, growth in our broadband operations, the effects of the incremental strike-related and maintenance costs incurred in 2003 and our cost savings and expense control efforts discussed above.

Set forth below is a summary of the restructuring and other charges related to the wireline operations that were not included in the determination of segment income for the years ended December 31:

(Millions)	2005	2004	2003

Severance and employee benefit costs	$4.4	$11.2	$7.0
Relocation costs	—	1.2	—
Lease and contract termination costs	—	(1.8)	—
Costs associated with pending spin-off and merger of wireline operations	31.3	—	—
Write-down of software development costs	—	—	1.8
Other exit costs	—	0.7	—

Total restructuring and other charges	$35.7	$11.3	$8.8

     Accounting for Regulated Entities
          Except for the acquired Kentucky and Nebraska operations, Spinco’s ILEC operations follow the accounting for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the regulated ILEC subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. Spinco reviews these criteria on a quarterly basis to determine whether the continuing application of SFAS No. 71 is appropriate. In assessing the continued applicability of SFAS No. 71, Spinco monitors the following:
•	Level of competition in its markets. Sources of competition to Spinco’s local exchange business include, but are not limited to, resellers of local exchange services, interexchange carriers, satellite transmission services, wireless communications providers, cable television companies, and competitive access service providers including those utilizing Unbundled Network Elements-Platform (“UNE-P”), VoIP providers and providers using other emerging technologies. Spinco’s ILEC operations have begun to experience competition in their local service areas. Through March 31, 2006, this competition has not had a material adverse effect on the results of operations of Spinco’s ILEC operations, primarily because these subsidiaries provide wireline telecommunications services in mostly rural areas. To date, ILEC subsidiaries have not been required to discount intrastate service rates in response to competitive pressures.

•	Level of revenues and access lines currently subject to rate-of-return regulation or which could revert back to rate-of-return regulation in the future. For the ILEC subsidiaries that follow SFAS No. 71, all interstate revenues are subject to rate-of-return regulation. The majority of the ILEC subsidiaries’ remaining intrastate revenues are either subject to rate-of-return regulation or could become subject to rate-of-return regulation upon election by Spinco, subject in certain cases to approval by the state public service commissions.

•	Level of profitability of the ILEC subsidiaries. Currently, the prices charged to customers for interstate and intrastate services continue to be sufficient to recover the specific costs of the ILEC subsidiaries in providing these services to customers.
          Although Spinco believes that the application of SFAS No. 71 continues to be appropriate, it is possible that changes in regulation, legislation or competition could result in Spinco’s ILEC operations no longer qualifying for the application of SFAS No. 71 in the near future. If Spinco’s ILEC operations no longer qualified for the application of SFAS No. 71, the accounting impact to Spinco would be the elimination of certain intercompany revenues and related expenses and an extraordinary non-cash credit to operations. The non-cash credit would consist primarily of the reversal of the regulatory liability for cost of removal included in accumulated depreciation, which amounted to $158.6 million as of March 31, 2006. At this time, Spinco does not expect to record any impairment charge related to the carrying value of its ILEC plant. Under SFAS No. 71, Spinco currently depreciates its ILEC plant based upon asset lives approved by regulatory agencies or as otherwise allowed by law. Upon discontinuance of SFAS No. 71, Spinco would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. Spinco does not expect any revisions in asset lives to have a material adverse effect on its ILEC operations.
          Regulatory Matters-Wireline Operations. Spinco’s ILECs are regulated by both federal and state agencies. Certain of Spinco’s products and services (interstate) and the related earnings are subject to federal regulation and others (local and intrastate) are subject to state regulation. With the exception of the Nebraska and a portion of the Kentucky operations, Spinco’s ILEC operations are subject to rate-of-return regulation federally by the FCC. The Nebraska and a portion of the Kentucky operations are subject to price-cap regulation by the FCC that allows a greater degree of retail pricing flexibility than is afforded to Spinco’s rate-

of-return operations. Companies meeting certain criteria had the option to elect price-cap regulation as part of an FCC order issued in May 2000 (the “CALLS plan”). The CALLS plan expired on June 30, 2005, and to date, the FCC had not established a successor mechanism for regulating price-cap companies. Nonetheless, the existing rules and regulations for price-cap companies remain effective until the FCC modifies or otherwise replaces them with a successor mechanism.
     Telecommunications Law Modernization. In 1996, Congress passed the Telecommunications Act of 1996 (“the 96 Act”), which significantly changed the existing laws and regulations governing the telecommunications industry. The primary goal of the 96 Act was to create competition in the wireline market by requiring ILECs to sell portions of their networks to competitors at reduced wholesale rates. The 96 Act also established rules for interconnecting wireline and wireless service providers’ networks. Unfortunately, the 96 Act failed to contemplate the rapid evolution of technology and the associated consumer demand for wireless services, the Internet and VoIP. Today, providers of communications services are regulated differently depending primarily upon the network technology used to deliver service. In an effort to reform the manner in which telecommunications service providers are regulated, bills have been introduced in Congress that would change applicable laws governing, among other things, interconnection with other carriers and universal service. At this time, the legislative proposals are very fluid and in the early stages of development, and therefore Spinco cannot predict the outcome of these efforts to reform regulation of the telecommunications industry.
     State Regulation. Most states in which Spinco’s ILEC subsidiaries operate provide alternatives to rate-of-return regulation for local and intrastate services, either through legislative or public service commission (“PSC”) rules. Spinco has elected alternative regulation for certain of its ILEC subsidiaries in Alabama, Arkansas, Florida, Georgia, Kentucky, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, and Texas. The Missouri PSC ruled that the Company is not eligible for alternative regulation. However on May 5, 2005, the Missouri legislature passed an alternative regulation plan that allows Spinco to elect alternative regulation without Missouri PSC approval. The legislation became effective on August 28, 2005, and Spinco filed an election with the PSC to be regulated under the new alternative regulation plan on September 13, 2005. As a result of this election, Spinco withdrew its appeal of the Missouri PSC’s previous decision during the fourth quarter of 2005. Spinco continues to evaluate alternative regulation options in markets where its ILEC subsidiaries remain subject to rate-of-return regulation, including Mississippi, New York and certain of its Kentucky operations.
     Inter-carrier Compensation. In April 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation. Under this rulemaking, the FCC proposed a “bill and keep” compensation methodology under which each telecommunications carrier would be required to recover all of its costs to originate and terminate telecommunications traffic from its end-user customers rather than charging other carriers. The proposed “bill and keep” method would significantly overhaul the existing rules governing inter-carrier compensation. On March 3, 2005, the FCC released a further notice of proposed rulemaking addressing inter-carrier compensation. Under this proposed rulemaking, the FCC requested comment on several alternative inter-carrier compensation proposals, including “bill and keep”.
     The outcome of this proceeding is likely to change the way Spinco receives compensation from, and remits compensation to, other carriers and its end user customers. Until this proceeding concludes and the changes to the existing rules are established, if any, Spinco cannot estimate the impact of the changes on its ILEC revenues and expenses or when the changes would occur.
     On October 8, 2004, the FCC granted in part and denied in part a petition filed by Core Communications requesting that the FCC forbear from enforcing provisions of the FCC’s 2001 Internet Service Provider (“ISP”) Remand Order. The FCC granted forbearance from the ISP Remand Order’s growth caps and new market rule finding they were no longer in the public interest. The FCC denied forbearance from the ISP Remand Order’s rate cap and mirroring rules. Various parties have filed for reconsideration with the FCC and have appealed the decision to the U.S. Court of Appeals for the District of Columbia Circuit. If the FCC’s decision in this order is upheld, Spinco is likely to incur additional costs for delivering ISP-bound traffic to competitive wireline service providers. Although Spinco has not fully quantified the effects of this order, Spinco believes that the additional expense would not likely exceed $10.0 million annually.
     On July 6, 2005, a hearing examiner issued a recommended order to the Georgia PSC that, if adopted, would prospectively preclude LECs from assessing access charges for certain intrastate calls. Spinco, alongwith other LECs in Georgia, requested that the Georgia PSC reject the recommended order and find that access charges continue to apply to these intrastate calls. If the Georgia PSC ultimately adopts the recommended order, Spinco would incur a reduction in annual revenues of approximately $12.0 million. A final order will not likely become effective before the end of the second quarter of 2006.
     Universal Service. The federal universal service program is under legislative, regulatory and industry scrutiny as a result of growth in the fund and structural changes within the telecommunications industry. The structural changes include the increase in the number of Eligible Telecommunications Carriers (“ETCs”) receiving money from the USF and a migration of customers from wireline service providers to providers using alternative technologies like VoIP that, today, are not required to contribute to the universal service program. There are several FCC proceedings underway that are likely to change the way universal service programs are funded and the way these funds are disbursed to program recipients. The specific proceedings are discussed in greater detail below.
     In May 2001, the FCC adopted the Rural Task Force Order that established an interim universal service mechanism governing compensation for rural telephone companies for the ensuing five years. The interim mechanism has allowed rural carriers to continue receiving high-cost funding based on their embedded costs. On June 2, 2004, the FCC asked the Federal/State Joint Board on Universal Service (the “Joint Board”) to review the FCC’s rules as they pertain to rural telephone companies and to determine what changes, if any, should be made to the existing high-cost support mechanism when the interim funding program expires in June 2006. The Joint Board sought comment on such a mechanism on August 16, 2004, but has taken no further action. In the event a new mechanism is not established for rural carriers prior to the expiration of the plan, the FCC will likely extend the interim mechanism currently in place. In addition, the Joint Board sought comment on whether companies operating multiple distinct geographic market areas within a state should consolidate them for purposes of calculating universal service support. If the FCC implements this proposal, Spinco’s universal service revenues would be reduced from their current level by approximately $8.5 million annually. On August 17, 2005, the Joint Board sought comment on four separate proposals to modify the distribution of high-cost universal service support. Each of the proposals provides state public service commissions a greater role in the support distribution process, which would remain subject to specific FCC guidelines. Spinco cannot estimate the impact of the potential change from embedded cost to another methodology, or the impact of other potential changes to the fund contemplated by the Joint Board until the specific changes, if any, are determined.
     On June 14, 2005, the FCC issued a notice of proposed rulemaking initiating a broad inquiry into the management and administration of the universal service programs. The notice of proposed rulemaking seeks comment on ways to streamline the application process for federal support and whether and how to increase audits of fund contributors and fund recipients in an effort to deter waste and fraud. The FCC is also considering proposals regarding the contribution methodology, which could change the types of service providers required to contribute to the fund (i.e. local exchange providers, wireless providers, long-distance providers, etc.) and the basis on which they contribute. At this time, Spinco cannot estimate the impact that the potential changes, if any, would have on its operations.
     On December 9, 2005, the FCC issued a notice of proposed rulemaking seeking comments on the need to redefine certain statutory terms established by the 96 Act. Changes to these defined statutory terms could result in a different allocation of universal service support to non-rural carriers. Spinco receives approximately $9.5 million annually in non-rural universal service support and cannot estimate the financial impact resulting from changes to the definitions of the statutory terms until such changes, if any, are determined.
     The FCC mandated that Universal Service Administrative Company (“USAC”) begin accounting for the USF program in accordance with generally accepted accounting principles for federal agencies effective October 1, 2004, rather than the accounting rules that USAC formerly used. This change in accounting method subjected USAC to the Anti-Deficiency Act (the “ADA”), the effect of which could have caused delays in payments to USF program recipients and significantly increased the amount of USF regulatory fees charged to wireline and wireless consumers. In December 2004, Congress passed legislation to exempt USAC from the ADA for one year to allow for a more thorough review of the impact the ADA would have on the universal service program. In April 2005, the FCC tentatively concluded that the high-cost and low-income universal service programs are compliant with ADA requirements, and asked the Office of Management and Budget to make a final determination on this issue, which they have yet to do. The 2006 Science, State, Commerce and Justice Department appropriations bill includes a provision that prohibits the FCC from enacting a primary connection restriction on universal service support.
     Emerging Competitive Technologies — VoIP. Voice telecommunications services utilizing IP as the underlying transmission technology, or VoIP, are challenging existing regulatory definitions and raising questions concerning how IP-enabled services should be regulated, if at all. Several state commissions have attempted to assert jurisdiction over VoIP services, but federal courts in New York and Minnesota have ruled that the FCC preempts the states with respect to jurisdiction. These cases are on appeal. On March 10, 2004, the FCC released a notice of proposed rulemaking seeking comment on the appropriate regulatory treatment of IP-enabled communications services. The FCC indicated that the cost of the public switched telephone network should be borne equitably by the users and requested comment on the specific regulatory requirements that should be extended to IP-enabled service providers, including requirements relating to E-911, accessibility for the disabled, inter-carrier compensation and universal service. Although the FCC’s rulemaking regarding IP-enabled services remains pending, the FCC has adopted a series of related orders establishing broad parameters for the regulation of those services.

     On February 12, 2004, the FCC released an order declaring Pulver.com’s “free” IP-based, peer-to-peer service that requires specialized telephone equipment or software for computers was not a regulated “telecommunications service”, but rather was an unregulated “information service” subject to federal jurisdiction.
     On April 21, 2004, the FCC denied a waiver petition filed by AT&T requesting that its IP telephony service be exempt from paying access compensation to wireline local service providers and from contributions to the universal service fund. The FCC ruled AT&T’s IP telephony service, which converted voice calls to an IP format for some portion of the routing over the public switched telephone network prior to converting the calls back to their original format, was a regulated “telecommunications service” subject to payment of access compensation to LECs, as well as the universal service fund.
     On November 12, 2004, the FCC ruled that Internet-based service provided by Vonage Holdings Corporation (“Vonage”) should be subject to federal rather than state jurisdiction. The FCC has not yet determined how Vonage’s service should be classified for regulatory purposes, but is likely to address the “information service” vs. “telecommunications service” debate in its pending rulemaking regarding IP-enabled services. Several state commissions appealed the FCC’s Vonage decision, and these appeals are presently pending before the U.S. Eighth Circuit Court of Appeals.
     On June 3, 2005, the FCC took swift action in response to several incidents where VoIP customers were unable to complete E-911 calls. The FCC ordered all VoIP service providers whose service is interconnected with the public switched telephone network to provide E-911 services to their customers no later than November 28, 2005.
     The Commission on Accreditation for Law Enforcement Agencies, Inc. (“CALEA”) requires telecommunications carriers to ensure that their networks are capable of accommodating lawful intercept requests received from law enforcement agencies. The FCC has imposed various obligations and compliance deadlines, with which Spinco has either complied or, in accordance with CALEA, filed a request for an extension of time. In response to a petition filed by the DOJ and other federal agencies, the FCC initiated a rulemaking in August 2004 to adopt new rules under CALEA pertaining to wireline carriers’ packet mode communications services, including Internet protocol (“IP”) based services. On September 21, 2005, the FCC released its order on CALEA requirements for broadband and ISP services, including VoIP services. The FCC found that essentially, ISP and VoIP services are “telecommunications services” subject to CALEA requirements. Several appeals have been filed. On May 3, 2006, the FCC adopted an order specifying guidelines for broadband and VoIP service compliance with the CALEA rules. The Company is currently evaluating the order, although the specific rules have not yet been released, and at this time does not know whether the order will impact its operations.
     Broadband. On September 23, 2005, the FCC released an order declaring wireline broadband Internet access service (“DSL”) an “information service” functionally integrated with a telecommunications component and no longer subject to a higher level of regulation as compared to broadband cable modem service. This order establishes a framework that may eventually allow Spinco’s DSL service to obtain regulatory parity with cable modem service, which is lightly regulated. The FCC order requires wireline broadband service providers, like Spinco, to continue offering broadband access on a stand-alone basis to competing unaffiliated Internet service providers for one year, after which they will no longer be required to do so. Additionally, the order preserves the current method of assessing universal service contributions on DSL revenues for a 270-day period after the effective date of the order, or until the FCC adopts a new contribution methodology to the universal service fund. The order provides price cap companies the option to deregulate DSL, de-tariff DSL or keep DSL regulated as it is today. Spinco could benefit from the decreased regulatory oversight of its DSL service through additional retail pricing flexibility. Spinco’s DSL products are experiencing significant growth throughout its service areas and the primary DSL competitor is the historically less regulated cable modem service. Spinco’s DSL products and services currently remain regulated by the FCC.
     Because certain of the regulatory matters discussed above are under FCC or judicial review, resolution of these matters continues to be uncertain, and Spinco cannot predict at this time the specific effects, if any, that the 96 Act, regulatory decisions and rulemakings, and future competition will ultimately have on its ILEC operations.

Product Distribution

(Millions)	2005	2004	2003

Revenues and sales:
Product sales	$307.9	$257.5	$278.9

Total revenues and sales	307.9	257.5	278.9

Costs and expenses:
Cost of products sold	289.2	239.5	259.5
Selling, general, administrative and other	12.4	12.4	13.6
Depreciation and amortization	1.9	2.5	2.4

Total costs and expenses	303.5	254.4	275.5

Segment income	$4.4	$3.1	$3.4

     Revenues and sales from Windstream’s product distribution operations represent sales of equipment to affiliated and non-affiliated communications companies, business system suppliers, governments and retail and industrial companies. Such revenues and sales increased $50.4 million, or 20 percent, in 2005 and decreased $21.4 million, or 8 percent, in 2004. The increase in 2005 was primarily due to an increase in capital expenditures by Windstream’s wireline operations, while the decrease in 2004 was primarily due to a reduction in capital expenditures by Windstream’s wireline operations. For the year ended December 31, 2005, intercompany sales were $177.0 million of $307.9 million total revenues and sales.
     Segment income from product distribution operations increased $1.3 million, or 42 percent, in 2005 and remained substantially unchanged in 2004. The increase in 2005 was primarily due to a decrease in depreciation and amortization expense resulting from certain assets being fully depreciated.
     During 2004, restructuring and other charges of $0.1 million related to severance and employee benefit costs were not included in segment income for the product distribution operations. There were no restructuring and other charges related to the product distribution operations during either 2005 or 2003.
Other

(Millions)	2005	2004	2003

Revenues and sales:
Directory publishing	$154.7	$155.9	$122.6
Telecommunications information services	17.2	41.8	108.8

Total revenues and sales	171.9	197.7	231.4

Costs and expenses:
Cost of services	17.9	34.4	79.1
Cost of products sold	114.9	126.8	107.8
Selling, general, administrative and other	25.6	14.3	14.8
Depreciation and amortization	2.1	2.0	4.7

Total costs and expenses	160.5	177.5	206.4

Segment income	$11.4	$20.2	$25.0

     Revenues and sales from our other operations decreased $25.8 million, or 13 percent, and $33.7 million, or 15 percent, in 2005 and 2004, respectively. As noted in the table above, the decrease in revenues and sales in both years primarily reflected declines in revenues earned from telecommunications information services. Compared to 2004, telecommunications information services revenues decreased $24.6 million in 2005 due to the loss of one of our remaining unaffiliated wireline services customers during the fourth quarter of 2004. Telecommunications information services revenues decreased $67.0 million in 2004, primarily due to the December 2003 sale of certain assets and related liabilities, including selected customer contracts and capitalized software development costs, to Convergys, and the loss of one of our remaining unaffiliated wireline services customers. The customer contracts sold to Convergys represented approximately 48 percent of the total revenues and sales reported by the telecommunications information services operations in 2003.
     Partially offsetting the decrease in revenues earned from telecommunications information services in 2004 was an increase in directory publishing revenues of $33.3 million, primarily due to an increase in the number of directory contracts published, including the initial publication of directories for the acquired Kentucky and Nebraska operations previously discussed. In addition, the increase in 2004 also reflected a change in accounting for directory contracts in which we have a secondary delivery obligation. Effective January 1, 2003, we began deferring a portion of our revenues and related costs to provide for secondary deliveries. As a result, revenues and related costs associated with any directories for which secondary deliveries were required, but not yet made, were deferred, resulting in a reduction in directory publishing revenues in 2003 of $5.3 million.
     Segment income for Windstream’s other operations decreased $8.8 million, or 44 percent, and $4.8 million, or 19 percent, in 2005 and 2004, respectively. The declines in both years were primarily due to the declining profit margins in the telecommunications information services operations, as the revenue declines due to the loss of customers noted above outpaced the corresponding reduction in operating expenses due to the continuance of overhead and other fixed operating costs. The decline in telecommunications information services segment income in 2004 was partially offset by improved profit margins in the directory publishing operations. Profit margins for the directory publishing operations in 2003 had been adversely affected by increased selling, marketing and other start-up costs incurred in order for our publishing subsidiary to begin providing all directory publishing services, except printing, for all directory contracts published in 2004. Except for a limited number of directory contracts published in 2003, these publishing services were previously contracted out to a third party. Partially offsetting the 2004 improvement in the profit margins of the directory publishing operations attributable to the favorable effects of the start-up costs incurred in 2003 was an increase in bad debt expense of $6.1 million.
     Set forth below is a summary of the restructuring and other charges related to the other operations that were not included in the determination of segment income for the years ended December 31:

(Millions)	2004	2003

Severance and employee benefit costs	$0.3	$—
Relocation costs	0.1	—
Lease and contract termination costs	—	(0.4)
Write-down of software development costs	—	3.8

Total restructuring and other charges	$0.4	$3.4

Segment Capital Requirements
     The primary uses of cash for our operating segments are capital expenditures for property, plant and equipment and expenditures for capitalized software development to support our wireline operations. Annual capital expenditures and expenditures for software development by operating segment are forecasted as follows for 2006:

				Software
(Millions)	Capital Expenditures			Development	Totals

Wireline	$343.0	—	$348.0	$2.0	$345.0	—	$350.0
Product distribution	2.0	—	2.0	—	2.0	—	2.0
Other	3.0	—	3.0	—	3.0	—	3.0

Totals	$348.0	—	$353.0	$2.0	$350.0	—	$355.0

     Capital expenditures for 2006 will be primarily incurred to construct additional network facilities and to upgrade our telecommunications network. The forecasted spending levels in 2006 are subject to revision depending on changes in future capital requirements of our business segments. Both of our operating segments in 2005 generated positive cash flows sufficient to fund their day-to-day operations and to fund their capital requirements. We expect our operating segments to continue to generate sufficient cash flows in 2006 to fund their operations and capital requirements.
FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

	2005	2004	2003
		(Millions)
Cash flows from (used in):
Operating activities	$953.9	$962.2	$1,135.0
Investing activities	(352.7)	(329.7)	(356.9)
Financing activities	(602.4)	(627.1)	(784.2)
Effect of exchange rate changes	—	(0.1)	0.8

Change in cash and short-term investments	$(1.2)	$5.3	$(5.3)

Cash Flows from Operations
     For each of the three years in the period ended December 31, 2005, cash provided from operations was Spinco’s primary source of funds. The decreases in cash provided from operations in both 2005 and 2004 primarily reflected the decline in earnings from Spinco’s Wireline operations segment. Cash flows from operations in 2004 was also adversely affected by changes in working capital requirements, including timing differences in the billing and collection of accounts receivables and the payment of trade payables and taxes. During 2005, Spinco generated sufficient cash flows from operations to fund its capital expenditure requirements, dividend payments to Alltel and scheduled long-term debt payments as further discussed below. Spinco expects to generate sufficient cash flows from operations to fund its operating requirements in 2006.
Cash Flows Used in Investing Activities
     Capital expenditures continued to be Spinco’s primary use of capital resources. Capital expenditures were $352.9 million in 2005, $333.3 million in 2004 and $383.2 million in 2003. Capital expenditures in each of the past three years were incurred to construct additional network facilities and to upgrade Spinco’s telecommunications network in order to offer other communications services, including long-distance, Internet and broadband communications services. During each of the past three years, Spinco funded substantially all of its capital expenditures through internally generated funds. As indicated in the table above under “Segment Capital Requirements,” Spinco expects capital expenditures to be approximately $348.0 million to $353.0 million for 2006, which will be funded primarily from internally generated funds. Investing activities also included outlays for capitalized software development costs, which were $4.0 million in 2005, $4.5 million in 2004 and $7.6 million in 2003. As indicated in the table above under “Segment Capital Requirements,” Spinco expects expenditures for capitalized software development to be approximately $2.0 million for 2006, which also will be funded from internally generated funds.
     Cash flows from investing activities for 2003 included $37.0 million of proceeds received from the sale to Convergys of certain assets related to Spinco’s telecommunications information services operations, as previously discussed.
Cash Flows Used in Financing Activities
     Dividend payments to Alltel remained a significant use of Spinco’s capital resources during each of the three years in the period ended December 31, 2005. Dividend payments to Alltel amounted to $233.6 million in 2005, $239.1 million in 2004 and $232.4 million in 2003. Prior to the spin-off, Spinco expects to continue the payment of cash dividends to Alltel during 2006. Operating cash flows are expected to be sufficient to fund the future dividend payments to Alltel.
     As further discussed under “Liquidity and Capital Resources,” in connection with the spin-off, Spinco will pay a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in its operations, currently estimated to be approximately $2.275 billion. Spinco will fund the special dividend payment from borrowings under a new senior secured credit agreement or the issuance of unsecured debt securities in a private placement.
     Retirements of long-term debt amounted to $22.1 million in both 2005 and 2004 and $282.6 million in 2003. Retirements of long-term debt in 2005 and 2004 reflected the required scheduled principal payments under Spinco’s existing long-term debt obligations. In addition to the required scheduled principal payments, retirements of long-term debt in 2003 included the repayment of $249.1 million of long-term debt outstanding under the Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank programs. (See Note 4 to the combined financial statements for additional information regarding Spinco’s long-term debt.)
     Spinco participates in the centralized cash management practices of Alltel. Under these practices, cash balances are transferred daily to Alltel bank accounts, and Spinco obtains interim financing from Alltel to fund its daily cash requirements and invest short-term excess funds with Alltel. At December 31, 2005 and 2004, Spinco had a net payable to Alltel which is included in the line item “Parent Company Investment” in the accompanying combined balance sheets and statements of equity. During each of the past three years, Spinco reduced its overall net borrowings from Alltel. Reductions in advances from Alltel amounted to $346.7 million in 2005, $365.9 million 2004 and $269.2 million in 2003.

Liquidity and Capital Resources
     Spinco believes that it has adequate operating cash flows to finance its ongoing operating requirements, including capital expenditures, repayment of long-term debt and payment of dividends to Alltel. As previously discussed, however, in conjunction with the spin-off, Spinco will pay a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in its wireline operations, currently estimated to be approximately $2.275 billion, which Alltel will use to repurchase stock pursuant to a special stock buyback program authorized by the Alltel Board of Directors in connection with the spin-off, to repay outstanding indebtedness, or both, within one year following the spin-off, and will distribute to Alltel the exchange notes, which Alltel intends to exchange for outstanding Alltel debt securities or otherwise transfer to Alltel’s creditors thereby reducing Alltel’s outstanding indebtedness. In addition, in conjunction with the merger with Valor, Spinco expects to repay approximately $81.0 million of its existing long-term debt obligations, including accrued interest. Upon repayment of Spinco’s existing long-term debt obligations, Spinco expects to incur approximately $8.1 million of prepayment penalties. Prior to the distribution and merger, Spinco will consummate certain financing transactions pursuant to which it will incur approximately $3.978 billion in indebtedness through (1) borrowing under a new senior secured credit agreement or the issuance of senior unsecured debt securities in an offering under Rule 144A, promulgated under the Securities Act of 1933, as amended and (2) the distribution of the exchange notes to Alltel. All proceeds of the financing will be used to pay the consideration to be received by Alltel for the contribution (through payment of the special dividend and distribution of the exchange notes) and to pay related fees and expenses. Alltel has received a commitment letter from various financial institutions to provide Spinco with up to $4.2 billion in senior secured credit facilities comprised of term loan facilities in an aggregate amount of up to $3.7 billion and a revolving credit facility of up to $500 million to pay the special dividend and to fund its other financing requirements related to the spin-off and merger with Valor.
     By virtue of the merger, Windstream will assume $267.0 million in Alltel debt (which includes accrued and unpaid interest through the closing date), of which $81.0 million (plus related make-whole premiums) will be refinanced with borrowings from its new credit facilities and/or a portion of the net proceeds from the issuance of senior unsecured debt securities in an offering under Rule 144A. Windstream will also assume $400.0 million in outstanding Valor notes, which will be equally and ratably secured with debt under the new credit facilities. Windstream will be required to offer to repurchase any of the outstanding Valor notes that may be tendered as a result of the merger, which constitutes a change of control under the indenture governing the Valor notes, and will borrow additional amounts under its new credit facilities to the extent necessary to fund the purchase of any Valor notes that are tendered. In addition, Windstream will refinance approximately $781.0 million (plus related premiums) outstanding under Valor’s existing credit facility with borrowings from its new credit facilities and/or a portion of the net proceeds from the issuance of senior unsecured debt securities in a Rule 144A offering. The amounts assumed by Windstream, together with the issuance of the debt securities, the borrowings under the new credit facilities and certain expenses related to the spin-off, merger and financing transactions, will result in Windstream having approximately $5.5 billion in total debt immediately following completion of the merger.
     Certain of Spinco’s debt agreements contain various covenants and restrictions specific to the subsidiary that is the legal counterparty to the agreement. As of March 31, 2006 and December 31, 2005, Spinco was in compliance with all such covenants and restrictions.
     At March 31, 2006 and December 31, 2005, current maturities of long-term debt were $22.1 million. Spinco expects to fund the payment of this obligation through operating cash flows.
Pension Plans
     Substantially all of Spinco’s employees participate in a qualified defined benefit pension plan maintained by Alltel. Prior to January 1, 2005, employees of Spinco’s directory publishing subsidiary did not participate in the plan. In December 2005, the qualified defined benefit pension plan was amended such that future benefit accruals for all eligible non-bargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Alltel also maintains a supplemental executive retirement plan that provides unfunded, non-qualified supplemental retirement benefits to a select group of Spinco’s management employees. In addition, Alltel has entered into individual retirement agreements with certain of Spinco’s retired executives providing for unfunded supplemental pension benefits. Spinco received allocations of pension expense related to these plans from Alltel totaling $15.1 million in 2005, $11.3 million in 2004 and $16.4 million in 2003. The amount of pension expense recognized by Spinco during 2006 may change as employees performing shared functions are identified to join Spinco, and such change may be material. As of December 31, 2005 and 2004, no allocation of Spinco’s share of the pension plans’ assets or liabilities had been included in its financial statements. Upon completion of the spin-off, the amount of pension plans’ assets or liabilities related to Spinco’s employees will be allocated from Alltel.

     Alltel calculated Spinco’s annual pension expense for 2006 based upon a number of actuarial assumptions, including an expected long-term rate of return on qualified pension plan assets of 8.50 percent and a discount rate of 5.80 percent. In developing the expected long-term rate of return assumption, Alltel evaluated historical investment performance, as well as input from its investment advisors. Projected returns by such advisors were based on broad equity and bond indices. Alltel also considered the pension plan’s historical returns since 1975 of 11.0 percent. Its expected long-term rate of return on qualified pension plan assets is based on a targeted asset allocation of 70 percent to equities, with an expected long-term rate of return of 10 percent, and 30 percent to fixed income assets, with an expected long-term rate of return of 5 percent. For the year ended December 31, 2005, the actual return on qualified pension plan assets was 7.2 percent.
     The discount rate selected is based on a review of current market interest rates of high-quality, fixed-rate debt securities adjusted to reflect the duration of expected future cash outflows for pension benefit payments. In developing the discount rate assumption for 2006, Alltel reviewed the high-grade bond indices published by Moody’s and Standard & Poor’s as of December 31, 2005 and other available market data and constructed a hypothetical portfolio of high quality bonds with maturities that mirrored the expected payment stream of its pension benefit obligation. The discount rate determined on this basis decreased from 6.00 percent at December 31, 2004 to 5.80 percent at December 31, 2005.
     In conjunction with the spin off, Spinco’s employees and retirees will cease to participate in Alltel’s qualified defined benefit pension plan. Spinco will establish a separate plan that will mirror Alltel’s plan, which will recognize its employees’ and retirees’ prior rights and benefits under the Alltel pension plan. Alltel will transfer an amount, currently estimated to be approximately $750.0 million, from Alltel’s qualified defined benefit pension plan to Spinco’s plan trust. The actual amount of the transfer will be determined upon completion of the spin-off. Spinco does not expect that any contributions to the plan calculated in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 will be required in 2006. Future contributions to the plan will depend on various factors, including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the qualified pension plan.
Other Postretirement Benefits
     Spinco provides postretirement healthcare and life insurance benefits for eligible employees. Retired employees share a portion of the cost of these benefits. Spinco funds the accrued costs of these plans as benefits are paid. Spinco incurred postretirement benefits expense totaling $16.7 million in 2005, $14.5 million in 2004 and $18.1 million in 2003. Postretirement benefits expense for 2006 is estimated to be approximately $16.6 million. As of December 31, 2005 and 2004, $89.0 million and $80.5 million, respectively, of the postretirement benefits plans’ liabilities were included in the other liabilities in the accompanying combined balance sheets.
     Spinco calculated its annual postretirement expense for 2006 based upon a number of actuarial assumptions, including a healthcare cost trend rate of 10.00 percent and a discount rate of 5.70 percent. Consistent with the methodology used to determine the appropriate discount rate for Alltel’s pension obligations, the discount rate selected for postretirement benefits is based on a hypothetical portfolio of high quality bonds with maturities that mirrored the expected payment stream of the benefit obligation. The discount rate determined on this basis decreased from 6.00 percent at December 31, 2004 to 5.70 percent at December 31, 2005. Lowering the discount rate by an additional 0.25 percent (from 5.70 percent to 5.45 percent) would result in an increase in Spinco’s allocation of postretirement expense of approximately $400,000 in 2006.
     The healthcare cost trend rate is based on Spinco’s actual medical claims experience and future projections of medical costs. For the year ended December 31, 2005, a one percent increase in the assumed healthcare cost trend rate would increase Spinco’s postretirement benefit cost by approximately $1.1 million, while a one percent decrease in the rate would reduce its allocation of postretirement benefit cost by approximately $1.0 million.
     Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”), beginning in 2006, the Act will provide a prescription drug benefit under Medicare Part D, as well as a federal subsidy to plan sponsors of retiree healthcare plans that provide a prescription drug benefit to their participants that is at least actuarially equivalent to the benefit that will be available under Medicare. The amount of the federal subsidy will be based on 28 percent of an individual beneficiary’s annual eligible prescription drug costs ranging between $250 and $5,000. Based on Spinco’s understanding of the Act, it determined that a substantial portion of the prescription drug benefits provided under its postretirement benefit plan would be deemed actuarially equivalent to the benefits provided under Medicare Part D. On January 21, 2005, the Department of Health and Human Services issued final federal regulations related to the federal subsidy. These final rules did not have a material effect on Spinco’s benefit costs or accumulated postretirement benefit obligation.

Off-Balance Sheet Arrangements
     Spinco does not use securitization of trade receivables, affiliation with special purpose entities, variable interest entities or synthetic leases to finance its operations. Additionally, Spinco has not entered into any arrangement requiring it to guarantee payment of third party debt or to fund losses of an unconsolidated special purpose entity.
Contractual Obligations and Commitments
     Set forth below is a summary of Spinco’s material contractual obligations and commitments as of December 31, 2005:

	Payments Due by Period
	Less			More
	Than	1-3	3-5	Than
	1 Year	Years	Years	5 Years	Total
			(Millions)
Long-term debt, including current maturities(a)	$22.1	$ 45.7	$ 39.9	$154.1	$ 261.8
Interest payments on long-term debt obligations	18.8	32.5	25.4	128.0	204.7
Operating leases	5.0	6.7	3.6	2.5	17.8
Purchase obligations(b)	1.3	0.6	—	—	1.9
Other long-term liabilities(c)	32.3	98.4	99.4	607.7	837.8
Total contractual obligations and commitments	$79.5	$183.9	$168.3	$892.3	$1,324.0

(a)	Excludes $(1.0) million of unamortized discounts included in long-term debt at December 31, 2005.

(b)	Purchase obligations represent amounts payable under noncancellable contracts and primarily represent agreements for software licensing.

(c)	Other long-term liabilities primarily consist of deferred tax liabilities and other postretirement benefit obligations.
     Under Spinco’s long-term debt borrowing agreements, acceleration of principal payments would occur upon payment default, violation of debt covenants not cured within 30 days or breach of certain other conditions set forth in the borrowing agreements. At December 31, 2005, Spinco was in compliance with all of its debt covenants. There are no provisions within any of Spinco’s leasing agreements that would trigger acceleration of future lease payments. (See Notes 4, 6, 10 and 11 to the consolidated financial statements for additional information regarding certain of the obligations and commitments listed above.)
Market Risk
     Because Spinco does not hold significant investments in marketable equity securities, it is not subject to material market risk from changes in marketable equity security prices. In addition, because Spinco does not have business operations in foreign countries, it is not subject to foreign currency exchange rate risk from movements of foreign currency. Finally, because all of Spinco’s outstanding borrowings are at fixed interest rates, it also is not subject to material market risk from changes in interest rates.

Critical Accounting Policies
     Spinco prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. Spinco’s significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. These critical accounting policies include the following:
•	In evaluating the collectibility of Spinco’s trade receivables, it assesses a number of factors including a specific customer’s ability to meet its financial obligations to it, as well as general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assumptions, Spinco records an allowance for doubtful accounts to reduce the related receivables to the amount that it ultimately expects to collect from customers. If circumstances related to specific customers change or economic conditions worsen such that Spinco’s past collection experience is no longer relevant, its estimate of the recoverability of its trade receivables could be further reduced from the levels provided for in the consolidated financial statements. At December 31, 2005, Spinco’s allowance for doubtful accounts was $14.1 million. A 10 percent increase in this reserve would have increased the provision for doubtful accounts by $1.4 million for the year ended December 31, 2005.

•	The annual costs of providing pension and other postretirement benefits are based on certain key actuarial assumptions as discussed above. As previously discussed, the discount rate selected is based on a review of current market interest rates on high-quality, fixed-rate debt securities adjusted to reflect Spinco’s longer duration of expected future cash outflows for benefit payments. The expected return on plan assets reflects Spinco’s view of the long-term returns available in the investment market based on historical averages and consultation with investment advisors. The healthcare cost trend rate is based on Alltel’s actual medical claims experience and future projections of medical costs. See “Pension Plans” and “Other Postretirement Benefits” for the effects on Spinco’s future benefit costs resulting from changes in these key assumptions.

•	The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and finite-lived intangible assets. Although Spinco believes it is unlikely that any significant changes to the useful lives of its tangible or finite-lived intangible assets will occur in the near term, rapid changes in technology or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and Spinco’s future operating results. In addition, as previously discussed, during 2005 and 2004, Spinco reduced the depreciation rates on property, plant and equipment used in certain of Spinco’s ILEC markets based on studies of the related lives. Spinco also intends to perform similar studies on the property, plant and equipment used in its remaining ILEC markets during 2006. Spinco cannot predict what impact the results of those studies will have on depreciation and amortization expense in 2006. However, an extension of the average useful life of Spinco’s property, plant and equipment and finite-lived intangible assets of one year would decrease depreciation and amortization expense by approximately $20.5 million per year, while a reduction in the average useful life of one year would increase depreciation and amortization expense by approximately $24.0 million per year.

•	In accordance with SFAS No. 142, Spinco tests its goodwill and other indefinite-lived intangible assets for impairment at least annually, which requires it to determine the fair value of these intangible assets, as well as the fair value of its reporting units. For purposes of testing goodwill, fair value of the reporting units is determined utilizing a combination of the discounted cash flows of the reporting units and calculated market values of comparable public companies. Fair value of the other indefinite-lived intangible assets is determined based on the discounted cash flows of the related business segment. During 2005 and 2004, no write-downs in the carrying values of either goodwill or indefinite-lived intangible assets were required based on their calculated fair values. In addition, reducing the calculated fair values of goodwill and the other indefinite-lived intangible assets by five percent would not have resulted in an impairment of the carrying value of the related assets in either 2005 or 2004. Changes in the key assumptions used in the discounted cash flow analysis due to changes in market conditions could adversely affect the calculated fair values of goodwill and other indefinite-lived intangible assets, materially affecting the carrying value of these assets and Spinco’s future consolidated operating results.

•	Spinco’s estimates of income taxes and the significant items resulting in the recognition of deferred tax assets and liabilities are disclosed in Note 10 to the consolidated financial statements and reflect its assessment of future tax consequences of transactions that have been reflected in its financial statements or tax returns for each taxing authority in which it operates. Actual income taxes to be paid could vary from these estimates due to future changes in income tax law or the outcome of audits completed by federal, state and foreign taxing authorities. Included in the calculation of Spinco’s annual income tax expenses are the effects of changes, if any, to its income tax contingency reserves. Spinco maintains income tax contingency reserves for potential assessments from the IRS or other taxing authorities. The reserves are determined based upon Spinco’s judgment of the probable outcome of the tax contingencies and are adjusted, from time to time, based upon changing facts and circumstances. Changes to the tax contingency reserves could materially affect its future consolidated operating results in the period of change.
Legal Proceedings
     Spinco is party to various legal proceedings arising in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, Spinco does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on its future results of operations or financial condition. In addition, Spinco is currently not aware of any environmental matters that, individually or in the aggregate, would have a material adverse effect on its consolidated financial condition or results of operations.
Recently Issued Accounting Pronouncements
     On December 16, 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123 and supercedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. On March 25, 2005, the SEC staff issued Staff Accounting Bulletin (“SAB”) 107, which summarizes the staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides additional guidance regarding the valuation of share-based payment arrangements for public companies. On April 15, 2005, the SEC amended Rule 4-01(a) of Regulation S-X regarding the date public companies are required to comply with the provisions of SFAS No. 123(R), such that calendar year companies will now be required to comply with the standard beginning January 1, 2006. Upon adoption of the standard on January 1, 2006, we followed the modified prospective transition method and will value our share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, we recognized compensation cost in our consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results were not restated. For further discussion of the adoption of SFAS No. 123(R) see the accompanying notes to the unaudited combined condensed financial statements.